UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.           )

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Envestnet, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 11, 2018

Chicago, Illinois

Dear Shareholder:

It is with great pleasure that we invite you to our 2018 Annual Meeting of Shareholders. The meeting will be held on May 10, 2018 at 35 East Wacker Drive, Suite 260, Chicago, Illinois at 10:00 a.m. Central Time.

Our formal agenda for this year’s meeting is to vote on the election of directors; to vote, on an advisory basis, on 2017 executive compensation; and to ratify the selection of independent auditors for 2018. In addition, we will report to you the highlights of 2017 and discuss the outlook for our business in 2018.

Whether or not you plan to attend the meeting, your vote on these matters is important to us. Shareholders of record can vote their shares via the Internet, by using a toll‑free telephone number or by requesting and completing a proxy card and mailing it in the return envelope provided. If you hold shares through your broker or other intermediary, that person or institution will provide you with instructions on how to vote your shares.

If you are a beneficial holder of our shares, we urge you to give voting instructions to your broker so that your vote can be counted. This is especially important since the New York Stock Exchange does not allow brokers to cast votes with respect to the election of directors or the advisory vote on executive compensation unless they have received instructions from the beneficial owner of shares.

We look forward to seeing you at the meeting.

Sincerely,

Judson Bergman
Chairman and Chief Executive Officer

NOTICE OF ANNUAL MEETING

April 11, 2018

Chicago, Illinois

TO THE SHAREHOLDERS OF ENVESTNET, INC.:

The 2018 Annual Meeting of Shareholders of Envestnet, Inc. will be held on May 10, 2018, at 10:00 a.m. Central Time at 35 East Wacker Drive, Suite 260, Chicago, Illinois, for the following purposes:

1.	To elect two Class I directors to hold office until the 2021 Annual Meeting or until their successors are duly elected and qualified;

2.	To vote, on an advisory basis, on 2017 executive compensation;

3.	To ratify the appointment of KPMG LLP as Envestnet’s independent auditors for the fiscal year ending December 31, 2018; and

4.	To transact such other business, if any, as lawfully may be brought before the meeting.

Only shareholders of record, as shown by the transfer books of Envestnet, at the close of business on March 16, 2018, are entitled to notice of, and to vote at, the Annual Meeting.

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON AND REGARDLESS OF THE NUMBER OF SHARES YOU OWN, PLEASE VOTE AS PROMPTLY AS POSSIBLE VIA THE INTERNET OR BY TELEPHONE IN ACCORDANCE WITH THE INSTRUCTIONS IN YOUR PROXY MATERIALS. IF YOU LATER DESIRE TO REVOKE YOUR PROXY FOR ANY REASON, YOU MAY DO SO IN THE MANNER DESCRIBED IN THE ATTACHED PROXY STATEMENT. FOR FURTHER INFORMATION CONCERNING THE INDIVIDUALS NOMINATED AS DIRECTORS, THE PROPOSALS BEING VOTED UPON, USE OF THE PROXY AND OTHER RELATED MATTERS, YOU ARE URGED TO READ THE ATTACHED PROXY STATEMENT.

By Order of the Board of Directors,

Shelly O’Brien
Corporate Secretary

ENVESTNET, INC.

35 East Wacker Drive

Suite 2400

Chicago, Illinois 60601

April 11, 2018

PROXY STATEMENT

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Why has this proxy statement been made available?

Our Board of Directors (the “Board”) is soliciting proxies for use at our Annual Meeting of Shareholders to be held on May 10, 2018, and any adjournments or postponements of the meeting. The meeting will be held at 10:00 a.m. Central Time at 35 East Wacker Drive, Suite 260, Chicago, Illinois. This proxy statement and the accompanying form of proxy are being mailed to shareholders on or about April 11, 2018.

This proxy statement summarizes the information you need to vote at the Annual Meeting. You do not need to attend the Annual Meeting to vote your shares.

What proposals will be voted on at the Annual Meeting?

The following proposals are scheduled to be voted on at the Annual Meeting:

•	The election of two Class I directors.

•	An advisory vote on 2017 executive compensation.

•	The ratification of the selection of KPMG LLP, an independent registered public accounting firm, as our independent auditors for the fiscal year ending December 31, 2018.

Envestnet’s Board recommends that you vote your shares “FOR” each of the nominees to the Board, “FOR” the advisory vote on executive compensation and “FOR” the ratification of the selection of KPMG LLP as our independent auditors for 2018.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting

To Be Held on May 10, 2018

Are proxy materials available on the Internet?

Yes. Our proxy statement for the 2018 Annual Meeting, form of proxy card and 2017 Annual Report are available at www.envestnet.com.

Who is entitled to vote?

March 16, 2018 is the record date for the Annual Meeting. If you owned our common stock at the close of business on March 16, 2018, you are entitled to vote. On that date, we had 45,381,615 shares of our common stock outstanding and entitled to vote at the Annual Meeting. Our common stock is our only outstanding class of stock. The closing price of our common stock on March 16, 2018 on the New York Stock Exchange was $57.50.

How many votes do I have?

You have one vote for each share of our common stock that you owned at the close of business on March 16, 2018.

The proxy card indicates the number of shares of common stock you are entitled to vote.

What is the difference between holding shares as a shareholder of record and as a beneficial owner?

Many of our shareholders hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. As summarized below, there are some differences between shares held of record and those owned beneficially.

Shareholder of Record

If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, you are considered, with respect to those shares, the shareholder of record and these proxy materials are being sent to you directly. As the shareholder of record, you have the right to grant your voting proxy directly or to vote in person at the Annual Meeting. You may also vote by telephone or via the Internet as described below under the heading “Information About the Annual Meeting and Voting—May I vote by telephone or via the Internet?” or you may vote your proxy card by mail.

Beneficial Owner

If your shares are held in a brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name,” and our proxy materials are being forwarded to you by your broker or nominee who is considered, with respect to those shares, the shareholder of record. As the beneficial owner, you have the right to direct your broker or nominee on how to vote your shares and are also invited to attend the Annual Meeting. However, since you are not the shareholder of record, you may only vote these shares in person at the Annual Meeting if you follow the instructions described below under the heading “Information About the Annual Meeting and Voting—How do I vote in person at the Annual Meeting?” and your broker or nominee has provided a voting instruction card for you to use in directing your broker or nominee as to how to vote your shares. If you would like to vote by telephone or on the Internet, you should read the information described below under the heading “Information About the Annual Meeting and Voting—May I vote by telephone or via the Internet?”

How do I vote by proxy if I am a shareholder of record?

If you are a shareholder of record, you must properly submit your proxy card (by telephone, via the Internet or by mail) so that it is received by us in time to vote. Your “proxy” (one of the individuals named on your proxy card) will vote your shares as you have directed. If you sign the proxy card (including electronic signatures in the case of Internet or telephonic voting) but do not make specific choices, your proxy will vote your shares as recommended by the Board:

•	“FOR” the election of each Class I director;

•	“FOR” the approval of the advisory vote on executive compensation; and

•	“FOR” the ratification of KPMG LLP as our independent auditors for the fiscal year ending December 31, 2018.

If any other matter is presented, your proxy will be voted in accordance with the best judgment of the individuals named on the proxy card. As of the date of printing this proxy statement, we knew of no matters that needed to be acted on at the Annual Meeting, other than those discussed in this proxy statement.

How do I give voting instructions if I am a beneficial owner?

If you are a beneficial owner of shares, the broker will ask you how you want your shares to be voted. If you give the broker instructions, the broker will vote your shares as you direct. If your broker does not receive instructions from you about how your shares are to be voted, one of two things can happen, depending on the type of proposal. Pursuant to rules of the New York Stock Exchange, which we refer to as the NYSE, brokers have discretionary power to vote your shares with respect to “routine” matters, but they do not have discretionary power to vote your shares on “non‑routine” matters. Brokers holding shares beneficially owned by their clients do not have the ability to cast votes with respect to the election of directors unless they have received instructions from the beneficial owner of the shares. It is therefore important that you provide instructions to your broker if your shares are beneficially held by a broker so that your vote with respect to directors and on the advisory vote on executive compensation, and any other matters treated as non‑routine by the NYSE, is counted.

May I vote by telephone or via the Internet?

Yes. If you are a shareholder of record, you have a choice of voting over the Internet, voting by telephone using a toll‑free telephone number or voting by requesting and completing a proxy card and mailing it in the return envelope provided. We encourage you to vote by telephone or over the Internet because your vote is then tabulated faster than if you mailed it. Please note that there are separate telephone and Internet arrangements depending on whether you are a shareholder of record (that is, if you hold your stock in your own name), or whether you are a beneficial owner and hold your shares in “street name” (that is, if your stock is held in the name of your broker or bank).

If you are a shareholder of record, you may vote by telephone, or electronically via the Internet, or by following the instructions provided on the proxy card.

If you are a beneficial owner and hold your shares in “street name,” you will need to contact your bank or broker to determine whether you will be able to vote by telephone or electronically through the Internet.

The telephone and Internet voting procedures are designed to authenticate shareholders’ identities, to allow shareholders to give their voting instructions and to confirm that shareholders’ instructions have been recorded properly. If you vote via the Internet, you may incur costs, such as usage charges from Internet access providers and telephone companies. You will be responsible for those costs.

Whether or not you plan to attend the Annual Meeting, we urge you to vote. Voting by telephone or over the Internet or returning your proxy card by mail will not affect your right to attend the Annual Meeting and vote.

May I revoke my proxy or my voting instructions?

Yes. If you change your mind after you vote, if you are a shareholder of record, you may revoke your proxy by following any of the procedures described below. To revoke your proxy:

•	Send in another signed proxy with a later date or resubmit your vote by telephone or the Internet;

•	Send a letter revoking your proxy to Envestnet’s Corporate Secretary at 35 East Wacker Drive, Suite 2400, Chicago, Illinois, 60601; or

•	Attend the Annual Meeting and vote in person.

If you are a beneficial owner and hold your shares in “street name,” you will need to contact your bank or broker to determine how to revoke your voting instructions.

If you wish to revoke your proxy or voting instructions, you must do so in sufficient time to permit the necessary examination and tabulation of the subsequent proxy or revocation before the vote is taken.

How do I vote in person at the Annual Meeting?

You may vote shares held directly in your name as the shareholder of record in person at the Annual Meeting. If you choose to vote your shares in person at the Annual Meeting, please bring proof of identification. Shares held in “street name” may be voted in person by you only if you obtain a signed proxy from the shareholder of record giving you the right to vote the shares. If your shares are held in the name of your broker, bank or other nominee, you must bring to the Annual Meeting an account statement or letter from the broker, bank or other nominee indicating that you are the owner of the shares and a signed proxy from the shareholder of record giving you the right to vote the shares. The account statement or letter must show that you were the beneficial owner of the shares on March 16, 2018.

Even if you plan to attend the Annual Meeting, Envestnet recommends that you vote your shares in advance as described above so that your vote will be counted if you later decide not to attend the Annual Meeting.

What votes need to be present to hold the Annual Meeting?

To have a quorum for our Annual Meeting, the holders of a majority of our shares of common stock outstanding as of March 16, 2018 must be present in person or represented by proxy at the Annual Meeting.

What vote is required to approve each proposal?

Directors are elected by a plurality vote, which means that the two nominees for Class I directors receiving the most affirmative votes will be elected. However, if the majority of the votes cast for a director are withheld, then notwithstanding the valid election of such director, our by‑laws provide that such director will voluntarily tender his resignation for consideration by our Board. Our Board will determine whether to accept the resignation of such director. All other matters submitted for shareholder approval require the affirmative vote of the majority of shares present in person or represented by proxy and entitled to vote.

How are votes counted?

In the election of Envestnet directors, your vote may be cast “FOR” all of the nominees or your vote may be “WITHHELD” with respect to one or more of the nominees. Your vote may be cast “FOR” or “AGAINST” or you may “ABSTAIN” with respect to the proposals relating to the advisory vote on executive compensation and the ratification of Envestnet’s independent auditors. If you sign (including electronic signatures in the case of Internet or telephonic voting) your proxy card with no further instructions, your shares will be voted in accordance with the recommendations of the Board. If you sign (including electronic signatures in the case of Internet or telephonic voting) your broker voting instruction card with no further instructions, your shares will be voted in the broker’s discretion with respect to routine matters but will not be voted with respect to non‑routine matters. As described in “How do I give voting instructions if I am a beneficial holder?” the election of directors and the advisory vote on executive compensation are considered non‑routine matters. We will appoint one or more inspectors of election to count votes cast in person or by proxy.

What is the effect of broker non‑votes and abstentions?

A broker “non‑vote” occurs when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

Common stock owned by shareholders electing to abstain from voting with respect to any proposal will be counted towards the presence of a quorum. Common stock that is beneficially owned and is voted by the beneficiary through a broker will be counted towards the presence of a quorum, even if there are broker non‑votes with respect to some proposals, as long as the broker votes on at least one proposal. Broker “non‑votes” will not be considered present and voting with respect to elections of directors or other matters to be voted upon at the Annual Meeting. Therefore, broker “non‑votes” will have no direct effect on the outcome of any of the proposals. Abstentions will be considered present and voting and will have the impact of a vote against a proposal.

Are there any voting agreements with respect to our common stock?

No.

What are the costs of soliciting these proxies and who will pay them?

Envestnet will pay all the costs of soliciting these proxies. Our directors and employees may also solicit proxies by telephone, by fax or other electronic means of communication, or in person. We will reimburse banks, brokers, nominees and other fiduciaries for the expenses they incur in forwarding the proxy materials to you.

Where can I find the voting results?

We will publish the voting results in a Form 8‑K that we will file with the U.S. Securities and Exchange Commission (“SEC”), within four business days after the Annual Meeting. You can find the Form 8‑K on our website at www.envestnet.com.

Will Envestnet’s independent auditors attend the Annual Meeting?

Representatives of KPMG LLP will attend the Annual Meeting and will have the opportunity to make a statement if they wish and will be available to respond to questions from shareholders.

Do directors attend the Annual Meeting?

Directors are encouraged to attend all meetings of shareholders called by Envestnet. All seven of our independent directors, who were members of our Board at the time, attended the 2017 Annual Meeting.

Can a shareholder, employee or other interested party communicate directly with our Board? If so, how?

Our Board provides a process for shareholders, employees or other interested parties to send communications to our Board. Shareholders, employees or other interested parties wanting to contact the Board, the independent directors, the Chairman of the Board, the chairperson of any Board committee or any other director, as to accounting or auditing matters or any other matters may send an email to corpsecy@envestnet.com. Alternatively, shareholders, employees or other interested parties may send written communications to the Board c/o Corporate Secretary, 35 East Wacker Drive, Suite 2400, Chicago, Illinois, 60601, although mail is not as prompt as e‑mail. Communication with the Board may be anonymous. The Secretary will forward all communications to the Board, to the Chairperson of the Audit Committee or the Chairperson of the Nominating and Governance Committee, who will then determine when it is appropriate to distribute such communications to other members of the Board or to management.

Whom should I call if I have any questions?

If you have any questions about the Annual Meeting or voting, please contact Shelly O’Brien, our Corporate Secretary, at (312) 827‑2800 or at corpsecy@envestnet.com. If you have any questions about your ownership of Envestnet common stock, please contact Investor Relations at (312) 827‑3940 or by email at investor.relations@envestnet.com.

CORPORATE GOVERNANCE

Overview

In General

Our Board maintains corporate governance policies. We have reviewed internally and with the Board the provisions of the Sarbanes‑Oxley Act of 2002, the rules of the SEC and the NYSE’s listing standards regarding corporate governance policies and processes and are in compliance with the rules and listing standards. We have adopted Corporate Governance Guidelines covering issues such as executive sessions of the Board, director qualification standards, including independence, director responsibilities and Board self‑evaluations. We have also adopted a Code of Business Conduct and Ethics for our employees and directors and charters for each of our Audit, Compensation, Nominating and Governance, and Compliance and Information Security Committees. The full text of our Corporate Governance Guidelines, our Code of Business Conduct and Ethics and each committee charter, are available on our website located at www.envestnet.com and you can view and print these documents by accessing our website, then clicking on “Investor Relations,” followed by “Corporate Governance.” In addition, you may request copies of the Corporate Governance Guidelines, the Code of Business Conduct and Ethics and the committee charters by contacting our Corporate Secretary via:

Telephone (312) 827‑2800 Facsimile (312) 621-7091 E‑mail corpsecy@envestnet.com
Independent Director Meetings

Our independent directors meet at regularly scheduled executive sessions without the participation of management and our non‑employee directors also meet periodically at executive sessions without the participation of management. Ross Chapin, our lead independent director, is the presiding director for executive sessions of independent directors and non‑employee directors.

Other Corporate Governance Highlights	•With the exception of two directors, our Board consists of all non‑employee, independent directors.
•Only non‑employee, independent directors may serve on our Audit, Compensation, Nominating and Governance, and Compliance and Information Security Committees.
•Our Audit Committee hires, determines the compensation of and decides the scope of services performed by our independent auditors. It also has the authority to retain outside advisors.
•No member of our Audit Committee simultaneously serves on the audit committees of more than two public companies.

•Our Compensation Committee has the authority to retain independent consultants to assist it. Our Compensation Committee evaluates the performance of the Chief Executive Officer, to whom we refer to as our CEO, based on corporate goals and objectives and, with the other independent directors, sets his compensation based on this evaluation.

•The Board and each committee of the Board performed the annual self‑evaluation required by the Corporate Governance Guidelines or the applicable committee charter.

•We have adopted a Code of Business Conduct and Ethics applicable to all directors, officers and employees that sets forth basic principles to guide their day‑to‑day activities. The Code of Business Conduct and Ethics addresses, among other things, conflicts of interest, corporate opportunities, confidentiality, fair dealing, protection and proper use of company assets, compliance with laws and regulations, including insider trading laws, and reporting illegal or unethical behavior.

•In addition to Envestnet’s regular Board meetings that last approximately two days each, our Board has an annual business review meeting to assess specific areas of our operations and to learn about general trends affecting the wealth management industry. We also provide our directors with the opportunity to attend continuing education programs.

The Board of Directors

Our Board oversees our business and monitors the performance of management. The directors keep themselves up‑to‑date on the Company by discussing matters with the CEO, other key executives and our principal external advisors, such as outside legal counsel, outside auditors, investment bankers and other consultants, by reading the reports and other materials that we send them regularly and by participating in Board and committee meetings.

The Board usually meets six times per year in regularly scheduled meetings, but will meet more often if necessary. From time to time, the Board has telephonic information sessions on various topics. The Board met twelve times, including these telephonic conferences, during 2017. All of our directors attended at least 75% of the aggregate number of meetings of the Board and committees of the Board of which they were a member held while they were in office during the year ended December 31, 2017.

Director Independence

In January 2018, our Board determined that the following directors are independent under the listing standards of the NYSE: Luis Aguilar, Ross Chapin, Gayle Crowell, James Fox, James Johnson, Charles Roame, and Gregory Smith. These independent directors constitute substantially more than a majority of Envestnet’s Board. In making its determination of independence, the Board applied the categorical standards for director independence set forth in the NYSE’s rules and therefore determined that no other material relationships existed between us and these directors. The Board also considered the other directorships held by the independent directors and determined that none of these directorships constituted a material relationship with us.

The Committees of the Board

During 2017, we had an Audit Committee, a Compensation Committee, a Compliance and Information Security Committee and a Nominating and Governance Committee.

The Audit Committee

The Audit Committee provides oversight of the integrity of our financial statements and financial reporting process, the system of internal controls, the audit process, the performance of our internal audit program and the performance, qualification and independence of the independent auditors.

The Audit Committee is composed entirely of directors who are independent of us and our management, as defined by the NYSE listing standards.

The members of the Audit Committee are currently Mr. Smith (Chairperson), Mr. Chapin, Mr. Fox and Mr. Johnson.

The Board has determined that each member of the Audit Committee satisfies the financial literacy requirements of the NYSE and that Messrs. Chapin, Johnson, Fox and Smith are each audit committee financial experts, as that term is defined under SEC Rules. For additional information about the qualifications of the Audit Committee members, see their respective biographies set forth in “Proposal No. 1: Election of Directors.”

The Audit Committee held seven meetings during 2017.

The Compensation Committee

The Compensation Committee has responsibility for evaluating the performance of the CEO and senior management and determining executive compensation in conjunction with the independent directors. The Compensation Committee also works with the Nominating and Governance Committee and the CEO on succession planning.

The Compensation Committee is composed entirely of directors who are independent of us and our management, as defined by the NYSE listing standards.

The members of the Compensation Committee are currently Mr. Fox (Chairperson), Mr. Chapin and Ms. Crowell.

The Compensation Committee held seven meetings during 2017.

The Compliance and Information Security Committee

The Compliance and Information Security Committee provides oversight of our regulatory compliance programs and information technology security framework and reviews, assesses and makes recommendations to our Board regarding such regulatory compliance programs and information technology security framework.

The Compliance and Information Security Committee is composed entirely of directors who are independent of us and our management, as defined by the NYSE listing standards.

The members of the Compliance and Information Security Committee are Ms. Crowell (Chairperson), Mr. Aguilar, Mr. Roame and Mr. Smith.

The Compliance and Information Security Committee held four meetings during 2017.

The Nominating and Governance Committee

The responsibilities of the Nominating and Governance Committee include identifying individuals qualified to become Board members, recommending director nominees to the Board and developing and recommending corporate governance guidelines. The Nominating and Governance Committee also has responsibility to review and make recommendations to the full Board regarding director compensation. In addition to general corporate governance matters, the Nominating and Governance Committee assists the Board and the Board committees in their self‑evaluations.

The Nominating and Governance Committee is composed entirely of directors who are independent of us and our management, as defined by the NYSE listing standards.

The members of the Nominating and Governance Committee are Mr. Roame (Chairperson), Mr. Aguilar, Mr. Fox, Mr. Johnson and Mr. Smith.

The Nominating and Governance Committee held five meetings during 2017.

How are directors compensated?

Effective for the third quarter in 2017, we adopted an updated compensation policy for our non-employee directors. For periods prior to the updated policy, each non-employee director received an annual retainer of $100,000, a meeting attendance stipend of $5,000 for each board meeting attended in person, including all coinciding committee meetings and an additional meeting attendance stipend of $1,000 for each telephonic meeting, including all coinciding committee meetings. The Chairperson of our Audit Committee receives an additional annual retainer of $25,000. The Chairpersons of our other committees receive an additional annual retainer of $15,000. The lead independent director receives an additional annual retainer of $25,000. All non-chairperson committee members receive an additional annual retainer of $10,000 for each committee on which they serve. Directors receive twenty-five percent (25%) of the annual retainer in cash, twenty-five percent (25%) in options to acquire shares of our common stock, and fifty percent (50%) in restricted stock units.

For the updated compensation policy for non-employee directors effective for the third quarter in 2017, each non-employee director received an annual retainer of $170,000. Directors receive $50,000 of the annual retainer in cash and the remaining $120,000 in restricted stock units. Meeting attendance stipends have been eliminated. The Chairperson of our Audit Committee receives an additional annual retainer of $25,000. The Chairpersons of our other committees receive an additional annual retainer of $20,000. The lead independent director receives an additional annual retainer of $30,000. All non-chairperson committee members receive an additional annual retainer of $10,000 for each committee on which they serve. Any such additional annual retainer amounts paid to a director for serving on a committee as a Chairperson or as a member are paid twenty-five percent (25%) in cash and seventy-five percent (75%) in restricted stock units.

Cash amounts paid to directors are paid quarterly with respect to the pro rata portion of fees earned during that quarter. Equity amounts paid to directors are granted once a year no later than March 31 for the amounts earned during the previous year. With respect to equity awards granted in 2017:

•	Option grants vest quarterly over a three-year period, except that the options that would otherwise vest over the first 12 months do not vest until the first anniversary of the grant; and

•

Restricted stock units vest quarterly over a three-year period, except that restricted stock units that would otherwise vest over the first 12 months do not vest until the first anniversary of the grant.

With respect to equity awards granted in 2018 pursuant to the updated policy:

•	Restricted stock units fully vest on the first anniversary of the grant.

In addition, all directors who joined the Board after July 29, 2010 received an initial equity grant of $100,000 of restricted stock units.

Each of the directors who joined the Board between July 29, 2010 and February 28, 2015 received a grant of 4,876 restricted stock units on February 29, 2016 which vested over a two-year period. Forty percent (40%) of the total amount vested on February 29, 2016. Thirty percent (30%) of the total amount vested on February 28, 2017 and the remaining thirty percent (30%) vested on February 28, 2018. Each of the directors who joined the Board on March 25, 2016, received a grant of 3,204 restricted stock units on April 26, 2016 which vests over a three-year period. Twenty-five percent (25%) of the total amount vested on April 26, 2016 and an additional twenty-five percent (25%) vested on April 26, 2017. The remaining unvested restricted stock units will vest in equal installments on each of the subsequent two anniversaries of the grant date. All equity grants to our non‑employee directors are made pursuant to our 2010 Long‑Term Incentive Plan.

We also reimburse all of our directors for their reasonable expenses incurred in attending meetings of our Board or committees.

Do we have stock ownership guidelines and an anti-hedging policy?

In order to align the interests of the non-employee members of the Board with the long-term interests of the Corporation’s shareholders, all non-employee directors must maintain an ownership level in our common stock equal to or greater than $300,000. Directors have four years to come into compliance with the ownership guidelines. For those persons who were directors when the guidelines were adopted, they need to be in compliance by October 28, 2019. For directors appointed after that time, they have four years from their date of appointment to the Board to come into compliance with the ownership guideline.

In addition, our insider trading policy prohibits our directors, officers, employees, consultants and temporary contract workers from hedging the economic risk of ownership of our common stock as well as engaging in short sales of our securities and transactions in publicly traded options of our securities.

Director Compensation

The following table sets forth the compensation paid to our directors in 2017:

	Fees Earned	Option	Stock
	or Paid in Cash	Awards	Awards	Total
Name	($)	($)(*)	($)(*)	($)
Luis Aguilar	46,792	25,320	50,562	122,673
Ross Chapin	57,875	42,819	85,495	186,189
Gayle Crowell	48,813	25,320	50,562	124,694
James Fox	52,375	41,673	83,213	177,260
James Johnson	47,500	37,233	74,337	159,069
Charles Roame	51,667	35,056	69,994	156,716
Gregory Smith	56,542	41,034	81,945	179,520

*Restricted stock unit awards were granted on March 28, 2017 with a fair market value of $31.70. The amounts reported represent the aggregate grant date fair value during the fiscal year, as calculated under the Financial Accounting Standards Board’s Accounting Codification Topic 718. Under ASC Topic 718, the grant date fair value is calculated using the closing market price of our Common Stock on the date of grant, which is then recognized, subject to market value changes, over the requisite service period of the award.

Outstanding Unvested Awards

As of December 31, 2017, the following unvested awards were outstanding for each director.

Luis Aguilar	1,745	options
	3,197	restricted stock units
Ross Chapin	7,158	options
	3,018	restricted stock units
Gayle Crowell	1,745	options
	3,197	restricted stock units
James Fox	5,700	options
	4,365	restricted stock units
James Johnson	7,163	options
	2,650	restricted stock units
Gregory Smith	5,656	options
	4,325	restricted stock units
Charles Roame	6,547	options
	3,940	restricted stock units

What is our Board leadership structure?

The Nominating and Governance Committee of our Board evaluates the Board’s leadership structure on a regular basis.

While the Board does not have a policy with respect to combining or separating the Chairman and Chief Executive Officer positions, under the current Board leadership structure, the positions of Chairman and Chief Executive Officer are combined into one role. Mr. Bergman has served as our Chairman and Chief Executive Officer since 1999. Effective as of November 19, 2015, Anil Arora was appointed Vice Chairman. The independent directors of the Board have designated one lead director. The lead director’s responsibilities include, among other things, presiding over all executive sessions of the non‑employee directors, where non‑employee directors meet outside the presence of the management directors, presiding at all other meetings of the Board at which the Chairman is not present, serves as a liaison between the Chairman and the independent directors, discusses with the Chairman all information sent to the

Board and discusses with the Chairman the meeting agendas of the Board. The other responsibilities of the lead director are determined by the Board from time to time. Ross Chapin has been designated the lead director.

In considering its leadership structure, the Board takes a number of factors into account. Based on its most recent review of the leadership structure, the Board believes that the current structure is appropriate for our Company because it allows for effective evaluation and execution of our strategies and operations management. In addition, a number of Board and Committee processes and procedures, including regular executive sessions of non‑employee directors and annual performance evaluations, provide substantial independent oversight of our Chairman and Chief Executive Officer’s performance.

How does the Board oversee risk?

Envestnet’s policies and procedures relating to risk assessment and risk management are overseen by our Board. The Board takes an enterprise‑wide approach to risk management that is designed to support our business plans at a reasonable level of risk. A fundamental part of risk assessment and risk management is not only understanding the risks a company faces and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for our Company. The Board annually approves our business plan, giving consideration to risk management. The involvement of the Board in setting our business strategy is a key part of its assessment of management’s risk tolerance and also a determination of what constitutes an appropriate level of risk for our Company.

The Audit Committee of the Board reviews our policies and practices with respect to risk assessment and risk management, and discusses with management our major financial risk exposures and the steps that have been taken to monitor and control such exposures.

The Compensation Committee reviews compensation risk. The Compensation Committee assesses our executive compensation programs to ascertain any potential material risks that may be created by the compensation program.

In conducting this assessment, the Compensation Committee focused on our incentive compensation programs in order to identify any general areas of risk or potential for unintended consequences that exist in the design of our compensation programs and to evaluate our incentive plans relative to our enterprise risks to identify potential areas of concern, if any.

The Compensation Committee considered the findings of this assessment of compensation policies and practices and determined that our compensation programs are designed and administered with the appropriate balance of risk and reward in relation to our overall business strategy. Envestnet’s policies and practices are not structured to encourage executives to take unnecessary or excessive risks, and therefore do not create risks reasonably likely to have a material adverse effect on our Company.

The Compliance and Information Security Committee reviews potential risk related to regulatory compliance requirements and reviews and assesses our regulatory compliance programs. The Compliance and Information Security Committee also reviews potential risk related to our information technology systems, including cybersecurity risk, and reviews and assesses our information technology security framework.

How do directors evaluate their performance?

The Board and each committee of the Board conduct annual self‑evaluations to assess the business skills, experience and background represented on the Board and to determine whether the Board and its committees are functioning effectively. During the year, the Nominating and Governance Committee receives input on the Board’s performance from directors and discusses the input with the full Board and oversees the full Board’s review of its performance. Each committee also discusses the input with respect to the committee and the review of its performance. The self‑assessments focus on whether the Board is operating effectively and on areas in which the Board or management believes that the Board or any of its committees could improve.

How are directors nominated?

In accordance with its charter, the Nominating and Governance Committee identifies potential nominees for directors from various sources. The Nominating and Governance Committee reviews the qualifications of these persons to determine whether they might be a good candidate for membership on the Board. The Nominating and Governance Committee includes a review of the person’s judgment, experience, independence, understanding of our business or other related industries and such other factors as the Nominating and Governance Committee determines are relevant in light of the needs of the Board and our Company. The Nominating and Governance Committee will select qualified candidates and review its recommendations with the Board, which will decide whether to nominate the person for election to the Board at an annual meeting. Between annual meetings, the Board, upon the recommendation of the Nominating and Governance Committee, can approve additions to the Board.

Envestnet does not have a formal Board diversity policy. However, the Board considers diversity in professional experience and professional training in recommending nominees. The Nominating and Governance Committee works with the Board on an annual basis to determine the appropriate characteristics, skills and experience for the Board as a whole and its individual members. In evaluating the suitability of individual Board members, the Board and the Nominating and Governance Committee take into account factors such as the individual’s general understanding of marketing, finance and other disciplines relevant to the success of a publicly traded company; understanding of our business; education and professional background, including current employment and other Board memberships; reputation for integrity; and any other factors they consider to be relevant. The Board evaluates each individual in the context of the Board as a whole, with the objective of recommending a group that can best perpetuate the success of the business and represent shareholder interest through the exercise of sound judgment, using its diversity of experience. In determining whether to recommend a director for re‑election, the Nominating and Governance Committee also considers the director’s past attendance at meetings and participation in and contributions to the activities of the Board. The Nominating and Governance Committee annually reviews its own performance. In connection with such self‑evaluation, the Nominating and Governance Committee assesses whether it effectively nominates candidates for director in accordance with the above described standards specified by the corporate governance guidelines. See each nominee’s and director’s biography appearing later in this proxy statement for a description of the specific experiences that each such individual brings to our Board.

The Nominating and Governance Committee will consider a shareholder’s recommendation for directors, but the Nominating and Governance Committee has no obligation to recommend such candidates for nomination by the Board. Assuming that appropriate biographical and background material is provided for candidates recommended by shareholders, the Nominating and Governance Committee will evaluate those candidates by following substantially the same process and applying substantially the same criteria as for candidates recommended by other sources. If a shareholder has a suggestion for candidates for election, the shareholder should mail it to: Corporate Secretary, Envestnet, Inc., 35 East Wacker Drive, Suite 2400, Chicago, Illinois, 60601. No person recommended by a shareholder will become a nominee for director and be included in a proxy statement unless the Nominating and Governance Committee recommends, and the Board approves, such person.

If a shareholder desires to nominate a person for election as director at a shareholders’ meeting, that shareholder must comply with Section 5.2 of our By‑laws, which requires notice not more than 120 days nor less than 90 days in advance of the anniversary of the date of the proxy statement provided in connection with the previous year’s annual meeting of shareholders. This time period has passed with respect to the 2018 Annual Meeting. With respect to the 2019 Annual Meeting, Envestnet must receive such written notice between December 12, 2018 and January 11, 2019. Such notice must describe the nomination in sufficient detail to be summarized on the agenda for the meeting and must set forth:

•	As to each person whom the shareholder proposes to nominate for election or re‑election as a director:

•	The name, age, business address and residence address of the person;

•	The principal occupation or employment of the person;

•	The class, series and number of shares of Envestnet common stock that are owned beneficially by the person;

•	Any other information relating to the person that is required to be disclosed in solicitations for proxies for election of directors pursuant to the Exchange Act; and

•	The nominee’s written consent to serve, if elected.

•	As to the shareholder giving the notice:

•	The name and record address of the shareholder;

•	The number of shares of Envestnet common stock that are owned beneficially by the shareholder; and

•

A description of all arrangements or understandings between such shareholder and each person the shareholder proposes for election or reelection as a director pursuant to which such proposed nomination is being made.

Compensation Committee interlock and insider participation

The Compensation Committee of Envestnet’s Board has responsibility for determining the compensation of our executive officers. None of the members of the Compensation Committee is a current or former officer or employee of our Company. None of our executive officers serves on the compensation committee of any company that employs any member of the Compensation Committee.

What is our Related Party transactions approval policy and what procedures do we use to implement it?

Our Board has adopted a written Related Party transactions policy. This policy applies to any transaction, arrangement or relationship, which we refer to as a Related Party Transaction, in which we (including any of our subsidiaries) were, are, or will be a participant, the amount involved exceeds $120,000 annually and in which any director, officer, 5% or greater shareholder or certain other related parties or entities, each of which we refer to as a Related Party, has a direct or indirect material interest. We refer to these transactions as Related Party Transactions. Under the policy, the Audit Committee considers all of the relevant facts and circumstances in determining whether to approve a Related Party Transaction, including:

•	The benefits to us of the proposed Related Party Transaction;

•

The impact on a director’s independence in the event the Related Party is a director, an immediate family member of a director or an entity in which a director is a partner, shareholder or executive officer;

•	The creation of an actual or apparent conflict of interest;

•	The availability of other sources for comparable products or services;

•	The terms of the proposed Related Party Transaction;

•	The Related Party’s interest in the transaction; and

•	The terms available to unrelated third parties or to employees generally.

The Audit Committee will approve only those Related Party Transactions that are in, or are not inconsistent with, the best interests of our Company and our shareholders, as the Audit Committee determines in good faith.

The following types of transactions do not require approval or ratification under this policy:

•	Transactions involving the purchase or sale of products or services in the ordinary course of business, not exceeding $120,000;

•	Transactions in which the Related Party’s interest derives solely from his or her service as a director of another corporation or organization that is a party to the transaction;

•

Transactions in which the Related Party’s interest derives solely from his or her ownership of less than 10% of the equity interest in another person (other than a general partnership interest) which is a party to the transaction;

•

Transactions in which the Related Party’s interest derives solely from his or her service as a director, trustee or officer (or similar position) of a not‑for‑profit organization or charity that receives donations from us;

•

Compensation arrangements of any executive officer (other than an individual who is an immediate family member of a Related Party) that have been approved by the Compensation Committee of our Board and that are reported in our annual meeting proxy statement or would be reported if the executed officer were a named executive officer; and

•	Director compensation arrangements that have been approved by our Board and that are reported in our annual meeting proxy statement.

What Related Party transactions do we have?

Registration Rights

On March 22, 2004, we entered into a registration rights agreement with certain holders of our common stock, or the registration rights agreement, pursuant to which these holders of our common stock are entitled to demand registration rights, Form S‑3 registration rights and piggyback registration rights with respect to the registration of their shares of our common stock under the Securities Act of 1933, as amended, or the Securities Act. We refer to shares of our common stock that are subject to the registration rights agreement as “registrable securities.”

In connection with our 2010 initial public offering, which we refer to as our IPO, The EnvestNet Group, Inc., Envestnet’s 41% shareholder prior to the IPO (the “Envestnet Shareholder”), merged with and into Envestnet, with Envestnet being the surviving entity. Upon consummation of the merger of the Envestnet Shareholder with and into Envestnet, certain shareholders of the Envestnet Shareholder are entitled to become a party to the registration rights agreement and to receive each of the registration rights described below.

Demand Registration Rights. The holders of registrable securities have rights, at their request, to have their shares registered for resale under the Securities Act. Holders of at least 50% of registrable securities may demand the registration of their shares on up to two occasions within any 12‑month period if the gross proceeds from the registration of their shares would exceed $15,000,000.

Registration on Form S‑3. In addition to the demand registration rights discussed above, holders of at least 20% of the registrable securities may require that we register their shares of our common stock for public resale on Form S‑3 or similar short‑form registration statement if the gross proceeds from the registration of their shares of our common stock would exceed $5,000,000 and our Company is eligible to use Form S‑3.

Piggyback Registration Rights. The holders of approximately 2.5 million shares of registrable securities have rights to have their shares of our common stock registered for resale under the Securities Act if we register any of our securities, either for our own account or for the account of other shareholders, subject to the right of the underwriters involved in any such transaction to limit the number of shares of our common stock included in an underwritten offering.

The following Related Parties are currently party to the registration rights agreement: Judson Bergman (our Chairman and Chief Executive Officer and one of our directors), William Crager (our President), Scott Grinis (our Chief Technology Officer), Brandon Thomas (our Chief Investment Officer), and James Johnson, a current director. Holders of our registrable securities are entitled to the registration rights described above. Collectively, these Related Parties hold approximately 1.5 million shares covered by the registration rights agreement as of March 16, 2018.

Indemnification of Directors and Executive Officers

We have entered into agreements to indemnify our directors and certain of our officers in addition to the right to indemnification provided to such persons in our certificate of incorporation and by‑laws. These agreements will, among other things, require us to indemnify these individuals to the fullest extent permitted under Delaware law, including for certain expenses (including attorneys’ fees), judgments, fines and settlement amounts incurred by such person in any action or proceeding, including any action by or in our right, on account of services by any such person as a director or officer of our Company or as a director or officer of any of our subsidiaries, or as a director or officer of any other company or enterprise if any such person serves in such capacity at our request. We also intend to enter into indemnification agreements with our future directors and executive officers.

Did our insiders comply with Section 16(a) beneficial ownership reporting in 2017?

Our executive officers and directors are subject to the reporting requirements of Section 16 of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act. Except as disclosed in the next sentence, we believe that all of our executive officers and directors complied with all filing requirements imposed by Section 16(a) of the Exchange Act on a timely basis during fiscal year 2017. Due to an administrative error, Mr. Bergman was late in reporting an option exercise and related acquisition of stock on Form 4, and Mr. Crager and Ms. O’Brien were each late in reporting two option exercises and related acquisitions of stock on Form 4; the sales of stock associated with the cashless exercise of such options were timely filed on Form 4s and such Form 4s were promptly amended to report the option exercises and related acquisition of stock.

PROPOSAL NO. 1: ELECTION OF DIRECTORS

General

Our by‑laws divide our Board into three classes with the terms of office of each class ending in successive years. Our by‑laws provide for a minimum of 5 and a maximum of 11 directors and empower our Board to fix the exact number of directors and appoint persons to fill any vacancies on the Board until the next Annual Meeting.

Following the recommendation of the Nominating and Governance Committee, our Board has nominated Charles Roame and Gregory Smith as directors of Envestnet to each serve a three‑year term to expire at the Annual Meeting in 2021 or, in each case, until their respective successors shall have been elected and shall have qualified. Each nominee is currently serving as a director of Envestnet. Our Nominating and Governance Committee has been working with our directors and management over the last few years to identify qualified individuals to serve on our Board. Ms. Crowell and Messrs. Aguilar, and Fox were identified through this process. Mr. Johnson, currently a Class I director is not standing for re-election, and will retire from the Board at the expiration of his term, which will occur immediately prior to the Annual Meeting of Shareholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THESE NOMINEES AS DIRECTORS OF ENVESTNET.

It is the intention of the persons named as proxies, subject to any direction to the contrary, to vote in favor of the candidates nominated by the Board. We know of no reason why any nominee may be unable to serve as a director. If any nominee is unable to serve, your proxy may vote for another nominee proposed by the Board, or the Board may reduce the number of directors to be elected. If any director resigns, dies or is otherwise unable to serve out his or her term, or the Board increases the number of directors, the Board may fill the vacancy until the Annual Meeting.

We have set forth below information with respect to the nominees for election as directors and the other directors whose terms of office as directors will continue after the Annual Meeting. There are no arrangements or understandings between any director and any other person pursuant to which any director was or is selected as a director or nominee.

Nominees for election for term expiring in 2021 (Class I)
Charles Roame

Mr. Roame, age 52, has served as a director of our Company since 2011. Mr. Roame is a private investor and advisor to dozens of worldwide CEOs in the financial services and fintech markets. Mr. Roame also serves as a board member at Edelman Financial Services, LLC (and the related affiliates of Hellman & Friedman, which owns the majority of Edelman Financial Services), as a board member of OneK Financial (DBA FacetWealth),  and as a trustee for the SA Funds (where he serves on the Audit and Nominating & Governance Committees). Mr. Roame has also served as the Managing Partner of Tiburon Strategic Advisors, LLC, a provider of research, strategy consulting, and other related services primarily to financial services firms, and the Tiburon Partners Fund, since 1998. Tiburon has published over 1,900 industry research papers, served hundreds of financial services companies, and hosts the semi-annual Tiburon CEO Summits.  Mr. Roame received his MBA from the University of Michigan and a BA from Michigan State University.

Mr. Roame’s qualifications to serve on our Board are primarily based on his industry experience.
Gregory Smith

Mr. Smith, age 54, has served as a director of our Company since 2015. Mr. Smith currently is an Executive‑in‑Residence and Lecturer at the University of Wisconsin‑Milwaukee’s Lubar School of Business, as well as Managing Partner of Barnett Management Advisors, LLC. Prior to joining the University of Wisconsin‑Milwaukee, Mr. Smith served as Senior Vice President and Chief Financial Officer of the Marshall & Ilsley Corporation and M&I Bank from 2006 until the company’s sale to BMO Harris Bank in 2011. Prior to joining Marshall & Ilsley, Mr. Smith held progressively senior roles during a 16 year Wall Street investment banking career, including six years as a Managing Director. He is currently a Director of the Church Mutual Insurance Company and its subsidiary CM Vantage Specialty Insurance Company. He is also a board member of the University School of Milwaukee and the Milwaukee Symphony Orchestra. He served as a Trustee of the Milwaukee County Pension Fund in 2014 and 2015. Mr. Smith is an honors graduate of both Princeton University, where he received a BA and The University of Chicago where he received an MBA. More recently, he has been recognized as a Board Leadership Fellow by the National Association of Corporate Directors.

Mr. Smith’s extensive experience in accounting, liquidity, budgeting and forecasting, treasury, capital management, tax and mergers and acquisitions and his knowledge gained from service on the boards of various other companies contribute to his qualifications to serve on our Board.

Directors whose terms of office will continue after this meeting

Directors whose terms expire in 2019 (Class III)

Judson Bergman

Mr. Bergman, age 61, is the founder of our Company and has served as our Chairman, Chief Executive Officer and a director since 1999. Since founding the Company, he has focused on guiding the company’s strategy and overseeing its organizational and business development. Prior to founding our Company, Mr. Bergman was the Managing Director for Mutual Funds at Nuveen Investments, where he was responsible for the profitable growth of the firm’s mutual fund business and also served on the firm’s Investment Management Committee. He also directed Nuveen’s product and corporate development activity where he helped build the firm’s closed-end fund business, led the development and growth of Nuveen’s separately managed accounts business and helped guide the firm’s expansion into asset classes beyond municipal investments. Mr. Bergman received his MBA in finance and accounting from Columbia University and received a BA from Wheaton College.

Mr. Bergman has extensive familiarity with the financial services industry acquired through his years with the Company and his experience at Nuveen as well as his education in finance and accounting.
Anil Arora

Mr. Arora, age 57, has served as a director and Vice Chairman of our Company, and Chief Executive of Envestnet | Yodlee since November 2015. Prior to then, he was President and Chief Executive Officer and a director of Yodlee, Inc. since February 2000. Mr. Arora served as the Chairman of the board of directors of Yodlee, Inc. from March 2014 through November 2015. Prior to joining Yodlee, from June 1998 to February 2000, Mr. Arora served in various positions with Gateway, Inc., a computer hardware manufacturer which was acquired by Acer Inc. in October 2007, most recently as senior vice president, Gateway Internet and prior to that as chief marketing officer with global responsibility for Gateway. From April 1995 to May 1998, Mr. Arora served in various positions for The Pillsbury Company, a subsidiary of General Mills, Inc. a manufacturer and marketer of branded consumer foods, including as vice president, strategy and marketing for North America and vice president, general manager for Progresso. From June 1984 to April 1995, Mr. Arora served in various brand management and corporate strategy and operations roles for Kraft Foods Group, Inc., a manufacturer and marketer of leading branded consumer foods. Mr. Arora holds an MBA from the University of Michigan and a BS in business administration from Rockford College.

Mr. Arora’s qualifications to serve on our Board include his experience in the technology industry and the operational insight and expertise he accumulated as President and Chief Executive Officer of Yodlee, Inc.

Gayle Crowell

Ms. Crowell, age 67, was appointed to the Company’s Board effective March 29, 2016. Prior to that she served as lead independent director of Yodlee, Inc. from March 2014 and as a member of the Yodlee, Inc. board of directors from July 2002 until November 19, 2015, when Yodlee, Inc. was acquired by the Company. Ms. Crowell has served as an operational business consultant for Warburg Pincus LLC, a private equity firm, since June 2001. From January 2000 to June 2001, Ms. Crowell served as president of Epiphany, Inc., a developer of customer relationship management software which was acquired by SSA Global Technologies, Inc. in September 2005. Ms. Crowell currently serves on the board of directors of MercuryGate International, Inc., a cloud-based transportation management system technology provider, as well as Dude Solutions Inc., a provider of facilities maintenance software. Ms. Crowell received a BS in education from the University of Nevada at Reno.

Ms. Crowell’s qualifications to serve on our Board include her experience as a senior executive and director of a public company and her experience in the technology industries.

Directors whose terms expire in 2020 (Class II)
Luis Aguilar

Mr. Aguilar, age 64, was appointed to the Company’s Board effective March 29, 2016. Mr. Aguilar is Principal in Falcon Cyber Investments, an investment firm exclusively focused on cyber security investment and was a Commissioner at the U.S. Securities and Exchange Commission from July 2008 through December 2015. Prior to his appointment as an SEC Commissioner, Mr. Aguilar was a partner with the international law firm of McKenna Long & Aldridge, LLP (subsequently merged with Dentons US LLP), specializing in corporate and securities law. Mr. Aguilar's previous experience includes serving as the general counsel, head of compliance, executive vice president, and corporate secretary of Invesco, Inc. with responsibility for all legal and compliance matters regarding Invesco Institutional. While at Invesco, in the 1990’s, he was also managing director for Latin America, and president of one of Invesco’s broker-dealers. His career also includes tenure as a partner at several prominent national law firms: Alston & Bird LLP; Kilpatrick Townsend & Stockton LLP; and Powell Goldstein Frazer & Murphy LLP (subsequently merged with Bryan Cave LLP). He began his legal career as an attorney at the U.S. Securities and Exchange Commission.

Mr. Aguilar represented the Commission as its liaison to both the North American Securities Administrators Association and to the Council of Securities Regulators of the Americas. He also served as the sponsor of the SEC's first Investor Advisory Committee.

Mr. Aguilar serves as a director of Donnelley Financial Solutions, Inc. and MiMedx Group, Inc.

Mr. Aguilar is a graduate of the University of Georgia School of Law, and also received a master of laws degree in taxation from Emory University. He had earlier earned a bachelor's degree from Georgia Southern University.

Mr. Aguilar’s experience as an SEC Commissioner and his extensive experience in corporate, securities and compliance matters, especially as they apply to investment advisers, investment companies and broker-dealers, contribute to his qualifications to serve on our Board.

Ross Chapin

Mr. Chapin, age 65, has served as a director of our Company since 2001. Mr. Chapin is a Managing Director of Parametric Portfolio Associates LLC, a provider of structured portfolio management, which he joined as a senior executive in October 2005. Prior to Parametric, Mr. Chapin co‑founded Orca Bay Partners, a private equity firm in 1998. Mr. Chapin received an MBA from Columbia University in finance and accounting, and an undergraduate degree from Denison University.

Mr. Chapin has broad knowledge of the financial services industry and financial products acquired through his experience at Parametric. In addition, the Board benefits from Mr. Chapin’s experience with a broad range of companies and industries acquired as a result of the review and analysis of investments by Orca Bay Partners and his education in finance and accounting.

James Fox

Mr. Fox, age 66, has served as a director of our Company since 2015. Mr. Fox most recently retired as Non Executive Chairman of FundQuest, Inc., upon its acquisition by the Company, effective December 2011 after serving in that role since September 2010 and prior to that, as President and Chief Executive Officer starting in October 2005. Mr. Fox has over 30 years of senior executive experience with The BISYS Group, Inc. and First Data Corporation starting in 1989 and currently serves on two additional boards in different industries. He is a Director and Chairman of the Audit Committee for kgb, Inc. and a Director of Ultimus Fund Solutions, LLC. Mr. Fox has previously served as a board member of several public and private companies.

He participated in the Advanced Management Program at the Wharton School of the University of Pennsylvania. He earned his MBA in Finance from Suffolk University and his BA in Economics from the State University of New York.

Mr. Fox’s qualifications to serve on our Board include his extensive experience in the business and financial services industry, financial reporting and his knowledge gained from service on the boards of various other companies.

INFORMATION ABOUT OUR COMMON SHARE OWNERSHIP

How much stock is owned by directors and executive officers?

The following table sets forth information, as of March 16, 2018, regarding the beneficial ownership of our common stock by our current directors and executive officers whose compensation is reported in the compensation tables that appear later in this proxy statement, to whom we refer as our named executive officers, and by our directors and executive officers as a group. Unless otherwise indicated, the named individual has sole voting and investment power over the common stock under the column “Shares Held.”

			Unvested
		Options	RSUs
		Exercisable	Vesting	Total	Beneficial
		within	within	Beneficial	Ownership
Name	Shares Held	60 Days (1)	60 Days (2)	Ownership	Percentages
Judson Bergman (3)	738,791	408,515	53,183	1,200,489	2.62%
William Crager (4)	197,264	259,404	22,399	479,067	1.05
Scott Grinis	245,340	99,293	5,150	349,783	*
Peter D’Arrigo	40,357	137,151	13,849	191,357	*
Anil Arora (5)	109,328	13,332	6,666	129,326	*
Ross Chapin	43,756	25,277	898	69,931	*
Charles Roame (6)	22,976	20,123	735	43,834	*
James Johnson	7,161	29,491	781	37,433	*
Gayle Crowell (7)	7,930	581	1,332	9,843	*
Gregory Smith	12,931	3,756	861	17,548	*
James Fox	10,744	3,771	874	15,389	*
Luis Aguilar	7,075	581	1,332	8,988	*
All Directors and Executive Officers as a Group	1,443,653	1,001,275	108,060	2,552,988	5.49%

*Denotes beneficial ownership of less than one percent.

(1)	Includes options vested and exercisable within 60 days of March 16, 2018.

(2)

Includes restricted stock units vesting within 60 days of March 16, 2018, which includes 41,667 performance shares, 16,667 performance shares, and 10,000 performance shares for Mr. Bergman, Mr. Crager and Mr. D’Arrigo respectively.

(3)	Includes 135,250 shares held as security in a margin account.

(4)	Includes 100 shares indirectly held by Mr. Crager’s wife.

(5)	Includes 272 shares held by a trust for the benefit of each of Mr. Arora’s children of which Mr. Arora is a trustee.

(6)	Includes 18,029 shares held by a trust in which Mr. Roame is the trustee and 3,165 shares indirectly held by Tiburon Strategic Advisors, LLC, of which Mr. Roame is Managing Partner.

(7)	Includes 1,546 shares held by a trust in which Ms. Crowell is a trustee and beneficial owner.

Which shareholders own more than 5% of our common stock?

The following table shows all persons we know to be direct or indirect owners of more than 5% of our common stock as of the close of business on March 16, 2018, unless otherwise indicated. Our information is based on reports filed with the SEC by each of the firms listed in the table below. You may obtain these reports from the SEC.

	Number of
	Shares
	Beneficially	Percent of
Name and Address of Beneficial Owner	Owned	Class
Janus Henderson Group PLC (1)	3,688,605	8.13%
201 Bishopgate
EC2M 3AE, United Kingdom
The Vanguard Group (2)	3,566,862	7.86%
100 Vanguard Blvd.
Malvern, PA 19355
Wells Fargo & Company (3)	3,370,368	7.43%
420 Montgomery Street
San Francisco, CA 94104
BlackRock Inc. (4)	2,699,362	5.95%
55 East 52nd Street
New York, NY 10022

(1)

Based on Schedule 13G filed by Janus Henderson Group PLC on February 13, 2018 reporting the amount of securities beneficially owned as of December 31, 2017, Janus Henderson Group reported shared voting and dispositive power with respect to 3,688,605 shares.

(2)

Based on Amendment #3 to Schedule 13G filed by The Vanguard Group on February 9, 2018 reporting the amount of securities beneficially owned as of December 31, 2017, Vanguard reports sole voting power with respect to 84,017 shares, shared voting power with respect to 5,047 shares, sole dispositive power with respect to 3,481,525 shares and shared dispositive power with respect to 85,337 shares.

(3)

Based on Amendment #6 to Schedule 13G filed by Wells Fargo & Company and certain of its subsidiaries ("Wells Fargo") on January 29, 2018, reporting the amount of securities beneficially owned as of December 31, 2017, Wells Fargo reports sole voting power with respect to 37,663 shares, shared voting power with respect to 465,043 shares, sole dispositive power with respect to 37,663 shares and shared dispositive power with respect to 3,332,705 shares.

(4)

Based on Amendment #1 Schedule 13G filed by BlackRock, Inc. on January 29, 2018 reporting the amount of securities beneficially owned as of December 31, 2017, BlackRock reported sole voting power with respect to 2,613,632 shares and sole dispositive power with respect to 2,699,362 shares.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis (“CD&A”)

This section describes the compensation program for the 2017 Named Executive Officers (“NEOs”) and the compensation changes implemented by the Compensation Committee for fiscal year 2018. The NEOs for 2017 include:

Name	Title
Judson Bergman	Chief Executive Officer
Anil Arora	Chief Executive, Envestnet | Yodlee
William Crager	President
Peter D’Arrigo	Chief Financial Officer
Scott Grinis	Chief Technology Officer

This CD&A section includes the following topics:

Company Overview

Envestnet is a leading provider of intelligent systems for wealth management and financial wellness. Envestnet’s unified technology enhances advisor productivity and strengthens the wealth management process. Envestnet empowers enterprises and advisors to more fully understand their clients and deliver better outcomes.

Founded in 1999, Envestnet has been a leader in helping transform wealth management, working towards its goal of building a holistic financial wellness network that supports enterprises, advisors and their clients.

Through a combination of platform enhancements, partnerships and acquisitions, Envestnet uniquely provides a financial network connecting software, services and data, delivering better intelligence and enabling its customers to drive better outcomes.

Shareholder Feedback and Compensation Committee Response

In 2017 Envestnet’s compensation program received support from 64% of votes cast. During the prior three years, shareholders overwhelmingly supported our say-on-pay advisory resolutions with 98% support of votes cast. In response to the lower than expected 2017 say-on-pay results, the Compensation Committee and management evaluated our executive compensation programs with input from the Board’s independent compensation consultant. This evaluation included engagement with shareholders to gather their perspectives and feedback, which was incorporated into Board and Compensation Committee discussions and determinations regarding compensation programs. Discussions with shareholders took place in July 2017 and then again in February 2018.

Our shareholder engagement in February 2018 was led by our lead independent director (Mr. Chapin) and our Compensation Committee Chairperson (Mr. Fox) and included senior executives from Envestnet’s legal, finance, and human resources departments.  We reached out to shareholders representing approximately 75% of our outstanding shares, and received feedback from shareholders representing approximately 25% of our outstanding shares; these shareholders typically represented larger shareholders and included some investors who voted in favor of our executive compensation program last year and some who voted against. Outreach occurred in the form of conference calls with a shareholder driven agenda, enabling shareholders to offer their perspective and ask questions directly to the Company representatives participating on the calls. Each discussion with our shareholders was interactive and constructive.  We engaged with proxy advisory firms to gain insight into their views on our executive compensation programs.

While shareholders generally were consistent in desiring compensation programs tied to metrics and corporate performance, a number of our shareholders noted the value in having a discretionary component to the evaluation of executives’ performance, and that determination of their variable compensation should not always be solely tied to numbers. Based on the feedback we received from our shareholders and our internal review of our programs, we have implemented several changes to our program and processes for fiscal year 2018 and enhanced disclosure related to compensation decisions made for fiscal year 2017. The Compensation Committee is committed to engaging with shareholders on executive compensation and making pay program changes that are directly responsive to shareholder feedback and that enhance alignment of our program with the Envestnet business strategy.

Shareholder Feedback	Envestnet Actions
Provide clearer disclosure on Compensation Committee’s role in pay decisions for NEOs

Enhanced the disclosure in the Role of Compensation Committee and Management section of the CD&A (page 28) to clarify the steps taken by the Compensation Committee in setting CEO pay and approving other NEO compensation.

Explain basis for determining performance goals and allocation of individual bonus and equity awards for NEOs

Continued to evaluate company and business results in measuring annual and long-term results for NEOs and we provided additional information in the Annual Incentive Program section (page 32) on the performance metrics used, and how Management and the Compensation Committee determine and approve NEO compensation.

In determining 2017 NEO individual cash bonuses, the Compensation Committee reviewed achievements for each NEO in several categories including core growth, product and market expansion, organizational effectiveness, succession and talent development and business unit performance for business unit leaders.

Established a more structured annual incentive program for 2018 for NEOs based on pre-established goals encompassing Company and individual performance. For additional information see the Executive Compensation Program Enhancements section (page 29).

Tie a portion of the total incentive to longer-term performance results

Implemented a new Performance Share Unit (“PSU”) program which adds a  three-year performance-based compoment to the long-term program. This program will only reward executives if pre-established performance goals are achieved. For additional information see the Executive Compensation Program Enhancements section (page 29).

Preference for a balanced use of performance measures in compensation plans, including the use of a shareholder return measure

Selected performance measures that provide a balanced view of results in our newly implemented PSU program. The measures include top line growth, profitability and a relative total shareholder return (“TSR”) measure.

Additionally, to enhance our governance practices, in January 2018, the Compensation Committee adopted a clawback policy on incentive awards for all Section 16 officers. The policy is described in more detail in the Compensation Recoupment ("Clawback") Policy section of this proxy on page 34.

The Compensation Committee also undertook a review of competitive total compensation for Envestnet NEOs relative to market. The market was defined as a peer group of 14 companies in similar businesses as Envestnet that were also of a relevant size based on revenue and market capitalization.  See pages 29-30 for a more detailed description of the peer group.  Published data from nationally recognized compensation surveys was also reviewed for companies in the technology sector of a relevant revenue size. Compared to both these market reference points, our CEO’s total compensation was well below market median. The Compensation Committee uses market data as one input when determining pay levels and also considers company and individual performance, individual contributions, and role criticality in their deliberations.

Highlights of 2017 and Long-Term Performance

Overall Envestnet achieved solid performance in 2017 demonstrated by strong growth in revenue (18%). GAAP net loss of $3.3 million and GAAP loss per share of $0.07 improved significantly from 2016 due to the strong revenue growth and management of operating expenses. Adjusted EBITDA and adjusted net income per diluted share grew at 30% and 34%, respectively. These results exceeded our long-term growth targets and were supported by the accomplishment of key strategic objectives critical to our future growth. Revenue and adjusted EBITDA are important value drivers for our business as we look to grow while maintaining profitability.

Our results were strong across our business, with the Envestnet segment, which includes our Enterprise and Tamarac wealth management offerings, growing revenue 18% over the prior year. The Yodlee segment performed equally well, growing revenue 19%. Both segments also expanded profit margins meaningfully.

Financial Performance 2017 vs. 2016

Adjusted EBITDA and adjusted net income per diluted share are non-GAAP measures. Please see Appendix A for a discussion and reconciliation to the most directly comparable GAAP measure.

Strategic Accomplishments

•	Wealth platform number of advisors increased by 5,595 representing a 10% year-over-year increase
•	Wealth platform total accounts increased by 833 thousand representing a 14% year-over-year increase
•	Wealth platform assets increased by $282 billion representing a 26% year-over-year increase
•	Signed and onboarded new enterprise customers, including cross-sell synergies with our Yodlee business
•

Completed the acquisition of FolioDynamix (closed on January 2, 2018) - a provider of integrated wealth management technology solutions. This acquisition, our sixth significant transaction since 2010, expands our industry footprint, allowing us to further leverage our operating scale and data analytics capabilities as we continue to build the financial wellness network and help our clients deliver better outcomes

5 Year Performance

In 2017, we continued to build on our proven record of innovation and growth. We experienced robust revenue growth, and increased our market share in the growing $18 trillion advisor marketplace. We now serve 27 percent of independent advisors and 30 percent of large RIAs (those with over $1 billion in assets under management). Envestnet’s 2017 performance continues to demonstrate our ability to build sustained core growth across all our key metrics and to achieve our long-term strategic goals. Additionally, our cumulative total shareholder return for the last 5 years was 257% and has exceeded that of the Russell 2000 Index of 94%.

While our GAAP Net Income (Loss) varied from year-to-year, our non-GAAP performance, which adjusts primarily for non-cash and non-recurring expenses, was strong and continued to improve, as illustrated below.

n
	FY2012	FY2013	FY2014	FY2015	FY2016	FY2017
GAAP Net Income (Loss) in Thousands	$465	$3,660	$13,979	$4,436	$(55,567)	$(3,280)
GAAP Net Income (Loss) per Share	$0.01	$0.10	$0.38	$0.12	$(1.30)	$(0.08)

Adjusted EBITDA and adjusted net income per diluted share are non-GAAP measures. Please see Appendix A for a discussion and reconciliation to the most directly comparable GAAP measure.

Envestnet’s Compensation Philosophy and Guiding Principles

Envestnet believes compensation should be transparent, understandable and effectively communicated, consistent with our risk profile and reflect good governance practices. The following principles are the basis for our executive compensation program and our philosophy to align pay with performance and shareholder interests:

We Pay for Performance Our key principle is to ensure we pay for performance by placing a majority of our executives’ pay at risk subject to company and individual performance.

We Align Pay with Shareholder Interests

We reward performance that meets the goals set for the Company, as approved by the Compensation Committee, consistent with the Company’s long-term business strategy and aligned with long-term shareholder value creation.

Our Compensation Program is Highly Variable

Variable pay awarded through our annual incentive and equity program is generally the largest component of pay for NEOs.

Actual pay is determined based on the achievement of goals set for the Company overall, each Business Unit and individual for that performance year or period.

We Offer an Attractive Compensation Program

Our compensation program is designed to attract and retain skilled executives and to be fiscally responsible to our shareholders.

Based on the competitive markets in which we compete, we evaluate the elements of our program and our pay levels to ensure that we provide attractive, competitive opportunities.

We review market data as one reference but also consider internal equity and general affordability in making pay decisions.

Compensation Decision Process and Decisions for 2017

In the first quarter of each year, the Compensation Committee and management consider the performance for the prior fiscal year when determining annual cash bonuses as well as equity awards for the NEOs. The stock-based awards granted in the first quarter of each year are made for performance in the prior year and therefore the stock-based awards granted in 2018 are considered part of 2017 compensation and the stock-based awards granted in 2017 are considered part of 2016 compensation.

As discussed above, overall Envestnet performance was strong in 2017 as reflected in our above expectations revenue and adjusted EBITDA performance relative to our long-term strategic plan. Individual contributions by each of our NEOs were also significant, as further described in the Annual Incentive Plan section of this CD&A. Incentive compensation decisions for 2017 are reflective of strong corporate performance and significant individual contributions.

To manage the total potential dilution from stock-based awards to executives and other employees, the number of shares granted each year are adjusted up or down based on prior year performance. The actual grant date value of such award will vary depending on the stock price on the date of grant. As discussed further below, the company had a strong year in 2017 and therefore increased the number of shares granted to NEOs on average by 8%.  Our stock price since the last grant in 2017 increased significantly, approximately 75%, and therefore the value of the 2018 equity grants made for 2017 performance is higher than the increase to the number of shares granted. The Compensation Committee and management believe that managing to a share pool to ensure appropriate levels of share dilution is a  key shareholder consideration.

For equity awards granted in 2018 for 2017 performance, the Committee and CEO continued to grant restriced stock units (“RSU”) and introduced a new performance share unit (“PSU”) award that measures performance over a three-year period. PSUs may be earned based on performance results for the 2018-2020 performance period and actual payouts may vary between 0% and 150% of the target share units depending on the level of performance achieved. As a new program, the Committee determined that a 25% weighting on PSUs would be appropriate in the year of introduction The Committee will continue to evaluate the weighting of PSUs in the overall program for future years.

The Compensation Committee also considered market data for relevant positions. Total compensation decisions for the CEO and other NEOs were compared to the proxy peer group (described in detail on page 30) for relevant positions.  Overall, the total compensation for the CEO and on average for other NEOs was between the 25th percentile and the median of the peer group, with variation by position.

Based on this process, the Committee approved the following compensation decisions in 2018 for 2017 performance. This table reflects how the Compensation Committee makes compensation decisions and is not intended to replace the Summary Compensation Table information provided on page 36:

		Number of Shares	Number of	Total Number of Shares
	2017 Cash	Underlying 2018	Shares Underlying	Underlying 2018
Name	Incentive	RSUs	2018 PSUs	Equity Award Grants(3)
Judson Bergman	$600,000	38,000	12,667	50,667
Anil Arora(1)	$433,373	19,000	—	19,000
William Crager	$500,000(2)	20,000	6,667	26,667
Peter D’Arrigo	$350,000	13,000	4,333	17,333
Scott Grinis	$242,000	7,000	2,457	9,457

(1)	Mr. Arora only receives restricted stock awards as part of the legacy Yodlee program; going forward, Mr. Arora will also receive performance share units.
(2)

Reflects $268,250 from the annual incentive plan and $231,750 from the Short-term Incentive Compensation plan. Mr. Crager will not participate in the Short-term Incentive Compensation plan going forward.

(3)

The grant date fair value of the 2018 equity grants was $2.8 million for Mr. Bergman, $1.0 million for Mr. Arora, $1.5 million for Mr. Crager, $1.0 million for Mr. D’Arrigo, $0.5 million for Mr. Grinis.

Role of Compensation Committee and Management

The Compensation Committee has responsibility to oversee and approve executive compensation programs at Envestnet. At the beginning of each year, the Compensation Committee approves the components of compensation for the NEOs, the individual performance goals for the Chief Executive Officer, and sets the performance goals for any related compensation programs.

At the end of the year, the Compensation Committee conducts an in-depth review of overall Company results and the CEO’s performance relative to the identified goals. The CEO provides an overview of the performance of each of the other NEOs to the Compensation Committee and presents his compensation recommendations. The Compensation Committee exercises its discretion to make changes to any recommendations made by the CEO and approves all compensation decisions for the NEOs with the objective of ensuring that compensation delivered is aligned with the achieved performance results. Compensation decisions for the CEO are made by the Compensation Committee based on its assessment of Company results and his individual performance.

In 2017, the Compensation Committee retained Compensation Advisory Partners (“CAP”) to assist the Compensation Committee with the review of the executive compensation programs. CAP worked with the Compensation Committee to develop a peer group and provided the data on executive compensation design practices and pay levels among those peer companies.

What We Do and What We Don’t Do

Our Compensation Committee believes that our compensation practices are key to furthering our compensation principles and ensuring sound governance practices.

What We Do	What We Don’t Do

   Pay for Performance by basing a substantial part of NEOs compensation on company and individual performance

   Conduct annual outreach with investors and an annual say-on-pay advisory vote

   Strong emphasis on long term equity compensation; majority of CEO pay is in the form of equity compensation

   Retain an independent compensation consultant

   Maintain a clawback policy on incentive awards

x   No single trigger vesting of equity awards following a change-in-control

x   No excise-tax “gross-ups”

x   No Supplemental Executive Retirement Plan (“SERP”)

x   No re-pricing of underwater stock options

x   No excessive perquisites

x   Anti-hedging policies

Executive Compensation Program Enhancements

Enhancements for 2017 and 2018
The Compensation Committee adopted a compensation peer group to provide a market reference point for compensation levels and practices.
Instituted a more formal outreach/dialogue with shareholders to discuss compensation and governance objectives.
Adopted a clawback policy on all incentive awards for Section 16 officers.

Introduced a more structured approach to individual award allocation for the NEOs. Each NEO, other than the CEO, provided a self-evaluation of their achievements relative to several key categories including financial performance, product and market expansion, organizational effectiveness, succession and pipeline, professional development and business unit results, as applicable. The CEO discussed his review of the self-evaluation of the other NEOs with the Compensation Committee which helped inform their approval of NEO compensation.

Similar to prior years, the Compensation Committee conducted their own assessment of the CEO’s performance with input from the full Board.

For 2018, we established a more structured annual incentive program based on pre-established goals for revenue (35% weighting), adjusted EBITDA (20% weighting), adjusted EPS (20% weighting), and individual/team performance (25% weighting). Each NEO was assigned a target incentive opportunity ranging between 90% and 110% of salary and participants may earn between 0% and 125% of the assigned target incentive based on actual performance.

Designed and adopted a PSU program that was granted in 2018 to certain executives, including most NEOs.

PSUs may be earned based on performance results for the 2018-2020 performance period and actual payouts may vary between 0% and 150% of target incentive depending on the level of performance achieved.

Performance will be measured based on financial metrics and relative TSR.

These awards represent approximately 25% of the equity awards made to the NEOs in 2018. The Compensation Committee intends to further review the portion of equity allocated in PSUs for NEOs in 2019 and 2020. Additional information on the PSU program will be disclosed in the fiscal 2018 Proxy Statement.

Peer Group

In 2017 the Compensation Committee adopted a 14-company peer group to provide a market reference point on executive compensation practices and pay levels. The peer group was developed with the assistance of the Committee’s independent consultant based on the following criteria:

•	Companies that operate in similar businesses to Envestnet, including technology/software services

•	Companies with which we compete for business, talent, and investor dollars as defined by industry and business mix

•	Company size defined by revenue and market capitalization

The Compensation Committee uses peer group data as one input when determing pay levels and also considers company and individual performance, individual contributions, and role criticality in their deliberations. Envestnet’s revenue and market capitalization is between the 25th percentile and median of the peer group listed below and the Compensation Committee took the size positioning into account when reviewing compensation levels for NEOs.

Peer Company Name
Blucora, Inc	Financial Engines, Inc.	SS&C Technologies Holdings, Inc.
Cornerstone OnDemand, Inc.	MarketAxess Holdings Inc.	The Ultimate Software Group, Inc.
DST Systems, Inc.	Morningstar, Inc.	WageWorks, Inc.
FactSet Research Systems Inc.	MSCI Inc.	Workday, Inc.
Fair Isaac Corporation	SEI Investments Co

The Compensation Committee used the peer group to review executive compensation design practices and pay levels for its NEOs. In addition, it also reviewed data from third party surveys, particularly technology firms, to obtain a broad view of the competitive marketplace for talent. A summary of the data was provided to the Compensation Committee by it independent consultants as a reference in evaluating compensation for Envestnet positions.

2017 Components of Executive Compensation

The following table provides a description of each compensation component offered to our NEOs

Compensation Component (Type of Compensation)
Base Salary (Fixed Compensation)	• Attracts and retains NEOs by providing stable source of income • Reviewed annually based on position responsibilities, market reference data, internal equity and individual performance
Annual Incentive Plan (AIP) Awards (Performance-Based Compensation)

•     Variable form of performance-based compensation that rewards NEOs for corporate and individual performance

•     Intended to reward eligible employees, including all NEOs, based on Company performance on revenue growth and EBITDA

•     Aligned with shareholder interests as size of pool for all awards is tied to pre-established goals for growth in revenue and adjusted EBITDA above a minimum threshold

•     Individual allocation for senior executives is determined based on a Compensation Committee review of individual accomplishments

Short-Term Incentive Compensation Plan (Performance-Based Compensation)

•     Variable, performance-based compensation rewarded to individuals for increases in revenue or expanding relationships

•     Size of awards are determined as a percentage of revenue generated from expanding existing client relationships and developing new client relationships

•     Among NEOs, only Mr. Crager participates in this plan

•     Mr. Crager will no longer participate in this plan starting with 2018, he will only receive cash incentive under the AIP in the future

Equity Awards (Performance-Based Compensation)

•     Variable, performance-based compensation granted in 2017 in the form of stock options and restricted stock units (RSUs) to align our executive’s long-term interests with those of our shareholders

•     Value of awards fluctuates with stock price movements

•     Awards provide opportunities for wealth creation and stock ownership that aid in motivating, attracting and retaining key talent

•     In 2018, equity awards for NEOs were delivered in the form of RSUs and PSUs

Base Salary. In 2017, only one NEO received a salary increase. Mr. Arora’s salary increased 3% or $12,750 based on a legacy Yodlee compensation program practice that will not apply to Mr. Arora in the future. Salaries for other NEOs remained flat. 2017 NEO salaries are summarized in the table below:

Name	Salary as of 12/31/2017
Judson Bergman	$600,000
Anil Arora	$437,750
William Crager	$375,000
Peter D’Arrigo	$325,000
Scott Grinis	$300,000

Annual Incentive Program (“AIP”).  Annually, the Company funds an annual incentive pool based on a percentage of the revenues and adjusted EBITDA which is distributed to all eligible employees, including NEOs. At the beginning of each year, the Compensation Committee approves the formula used to determine the total amount of the annual incentives. Revenue and adjusted EBITDA, may be adjusted for certain items1 as defined by the Compensation Committee. The Compensation Committee established the following incentive pool formula for the 2017 program:

The 2017 pool for AIP awards would not fund if both revenue and adjusted EBITDA thresholds of $530 million and $87 million, respectively, were not achieved. The total AIP pool allows the Company to provide awards to eligible employees, consisting of any full-time employees with three months of service, and is funded based on a percentage of actual revenue and adjusted EBITDA. Based on the actual revenue of $684 million and adjusted EBITDA before AIP payouts of $153 million, the Compensation Committee approved approximately $24 million to be paid under the AIP. The plan formula allocates the following amounts to the total AIP pool:

Revenue	Percent Allocated to Pool	Adjusted EBITDA	Percent Allocated to Pool
Below $530M (threshold)	0%	Below $87M (threshold)	0%
$530M to $729M	0.25 to 2.0% of total revenue	$87M	4.25% of total adjusted EBITDA
Above $729M	3.7% of incremental revenue	$87M to $146M	12% of incremental adjusted EBITDA
		Above $146M	22% of incremental adjusted EBITDA

In determining the CEO’s AIP award, the Compensation Committee annually evaluates the CEO’s performance against his accomplishments for the year and results relative to certain goals established at the beginning of the year in a Performance Evaluation Framework described below. The framework includes a review of accomplishments on financial performance, strategic priorities, and leadership and culture.

1.The Compensation Committee may exercise its discretion to adjust for revenues and expenses attributable to acquisitions, as well as extraordinary or non-recurring gains or losses. Additionally, EBITDA is based on amounts prior to the payment of any amount paid pursuant to the Annual Incentive Program and certain extraordinary non-cash or non-recurring general and administrative expenses.

Based on the strong 2017 financial results that exceeded expectations and the significant progress in achieving milestones supporting the long term strategic vision, the Compensation Committee approved an annual incentive cash payment of $600,000 for Mr. Bergman. Highlights of 2017 accomplishments from the Performance Evaluation Framework are summarized below:

Financial and Stock Performance:	• Adjusted EBITDA year-over-year increased 30% • Revenue year-over-year increased 18% • Stock price increased 41%

Corporate Initiatives:	• Growth in advisors, accounts and assets • Executed on synergies and cross-sell opportunities

Leadership and Culture:	• Employee engagement score improved year-over-year and is currently 69% favorable • Launch of global employee programs covering 95% of all employees

For NEOs other than the CEO, the CEO makes initial AIP award recommendations to the Compensation Committee based on his review of their individual performance and accomplishments. The Compensation Committee has final authority to exercise its discretion in approving final compensation amounts or awards for NEOs. In approving final awards, the Compensation Committee agreed with the CEO’s recommendations based on a review of the other NEO accomplishments and contributions that supported the results summarized above.

The 2017 AIP payouts for all NEOs are summarized below:

Name	AIP Payout
Judson Bergman	$600,000
Anil Arora	$433,373
William Crager	$268,250
Peter D’Arrigo	$350,000
Scott Grinis	$242,000

Short-Term Incentive Compensation. We also maintain a compensation program with amounts paid to eligible employees as incentive compensation based on a percentage of gross sales. For purposes of determining the total amount available for incentive compensation, we estimate our new fee revenue based on gross sales by calculating the average fee paid on all of our products, taking into account differing fee rates on the various products we sell and various fee schedules related to different client programs. In 2017, we targeted 12.0% of such estimated fee revenue to be used for total incentive compensation, with discretion to award total incentive compensation of up to an additional 1.5% of estimated fee revenue. Mr. Crager is the only NEO participating in this plan. His incentive was based on our total gross sales and the CEO’s assessment of Mr. Crager’s leadership and overall results of the sales organization. For Mr. Crager, the award under this program paid in 2017 was $231,750.

Equity Awards. It has been our practice to annually grant equity awards to employees, including NEOs, in recognition of performance as well as to align their interests with the interests of our shareholders. Long-term equity incentive awards represent a significant portion of the NEOs total compensation. For CEO and on average for other NEOs, equity awards represented approximately 50% and 40% respectively, of annual compensation. In 2017, NEOs generally received stock options and restricted stock units as part of their equity awards. Mr. Arora received all his equity compensation in restricted stock units. Equity grants are awarded under the Envestnet shareholder approved plans.

Our practice is to grant equity awards annually to eligible employees, including NEOs, to recognize performance, to align equity participants with the interests of our shareholders, and to retain top talent.  Of the total number of shares and options granted to most NEOs in 2017, 75% were delivered in restricted stock units and 25% in stock options. Stock options and restricted stock units vest over three years, with one third (1/3) of the award vesting on the first anniversary of the grant date and one twelfth (1/12) of the option award vesting on each three-month anniversary for the following two years. Mr. Arora received all his equity compensation in restricted stock units with the same vesting schedule as other NEOs. Mr. Arora only receives restricted stock awards as part of the legacy Yodlee program; going forward, Mr. Arora will also receive PSUs.

The size of equity grants for NEOs is based on a number of factors, including our analysis of competitive practices, individual performance as determined by the Compensation Committee, changes in the scope of the individual’s position, internal equity and retention potential. The equity grants to our NEOs on March 28, 2017 were as follows:

	Number of Shares
	Underlying 2017	Number of Shares	Total Number of Shares
	Restricted Stock	Underlying 2017	Underlying 2017
Name	Units	Options	Equity Award Grants
Judson Bergman	34,554	11,518	46,072
Anil Arora	20,000	—	20,000
William Crager	17,200	5,733	22,933
Peter D’Arrigo	11,550	3,850	15,400
Scott Grinis	6,700	2,233	8,933

Benefits and Perquisites

We provide the following benefits to our executives on the same basis as provided to all of our employees:

•	Health, dental and vision insurance;
•	Life insurance;
•	Medical and dependent care flexible spending account;
•	Short and long-term disability, accidental death and dismemberment;
•	A 401(k) plan, with company match; and
•	A college scholarship plan for employees’ children.

We believe our benefits package is consistent with companies with which we compete for talent.  In addition to the benefits described above, our NEOs receive certain limited perquisites. Perquisites available to NEOs include an allowance for parking and car and an allowance for health-related activities, such as gym memberships.

Compensation Recoupment ("Clawback") Policy

In January 2018, the Compensation Committee has adopted a compensation clawback policy, which provides that in the event a Covered Officer engages in fraud or other intentional misconduct that is materially related to a restatement of our financial statements or that results in material financial or reputational harm to the Corporation, the Compensation Committee would determine, in its discretion, whether any unsettled incentive awards held by the Covered Officer would be forfeited or any previously settled incentive awards held by such person would be required to be repaid to the Company. For purposes of the clawback policy, a Covered Person is any person who is an officer as that term is defined in Section 16 of the Securities Exchange Act of 1934, as well any other officer of the Corporation designated by the Compensation Committee.

Impact of Tax Treatments on Compensation

Code Section 162(m) limits the deductibility of annual compensation in excess of $1 million paid to "covered employees" (as defined by Code) of the Company, unless the compensation satisfied an exception, such as the exception for performance-based compensation. Performance-based compensation generally includes only payments that are contingent on achievement of performance objectives, and excludes fixed or guaranteed payments.

On December 22, 2017, the Tax Cuts and Jobs Act (the Act) was enacted, which, among other things, repealed the performance-based compensation exception and expanded the definition of covered employee. The changes to Section 162(m) are effective for taxable years beginning after December 31, 2017. The Act includes a transition rule so that these changes do not apply to compensation paid pursuant to a "binding written contract" that was in effect on November 2, 2017 and that was not materially modified on or after such date.

Because of the performance-based compensation exception repeal, amounts paid pursuant to a contract effective after November 2, 2017 will not be deductible as performance-based compensation, and the Compensation Committee will not need to consider the requirements of the performance-based compensation exception when considering the design of any such future contracts as part of our compensation program. For amounts paid under contracts in effect on November 2, 2017 that were intended to constitute performance-based compensation, the Compensation Committee will continue to consider the performance-based compensation exception when making determinations of performance under those contracts.

The Act also expands the definition of covered employee. For 2017, our covered employees included the CEO and other NEOs (but not the CFO) who were executive officers as of the last day of our fiscal year. For 2018 and after, our covered employees will generally include anyone who (i) was the CEO or CFO at any time during the year, (ii) was one of the other NEOs who was an executive officer as of the last day of the fiscal year, and (iii) was a covered employee for any previous year after 2016.

As with prior years, although the Compensation Committee will consider deductibility under Section 162(m) with respect to the compensation arrangements for executive officers, deductibility will not be the sole factor used in determining levels or methods of compensation. Since our compensation objectives may not always be consistent with the requirements for full deductibility, we and our subsidiaries may enter into compensation arrangements under which payments would not be deductible under Section 162(m).

2017 Summary Compensation

The following table contains compensation information for our Chief Executive Officer, our Chief Financial Officer, and the three other most highly compensated executive officers. We refer to these individuals as our “named executive officers” or NEOs in other parts of this proxy statement. The information included in this table reflects compensation paid to our NEOs for services rendered to us.

				Equity Awards (2)
				Stock	Option	All Other
Name and		Salary	Bonus	Units	Awards	Compensation	Total
Principal Position	Year	($)	($)(1)	($)	($)	($)(3)	($)
Judson Bergman	2017	600,000	600,000	1,095,362	167,126	26,065	2,488,553
Chief Executive Officer	2016	600,000	440,000	4,061,945	409,415	25,160	5,536,520
	2015	444,000	340,000	625,008	366,637	16,160	1,791,805
Anil Arora	2017	437,750	433,373	634,000	—	13,739	1,518,862
CEO Envestnet | Yodlee	2016	425,000	381,543	—	—	14,300	820,843
	2015	425,000	375,000	3,246,000	265,167	—	4,311,167
William Crager	2017	375,000	500,000	545,240	83,186	16,576	1,520,002
President	2016	375,000	422,216	1,671,525	51,050	14,300	2,534,090
	2015	344,000	322,249	409,488	240,210	5,300	1,321,247
Peter D’Arrigo	2017	325,000	350,000	366,135	55,864	18,389	1,115,388
Chief Financial Officer	2016	325,000	295,000	1,017,760	36,944	14,960	1,689,664
	2015	313,788	242,000	296,340	173,836	5,960	1,031,925
Scott Grinis	2017	300,000	242,000	212,390	32,401	10,313	797,104
Chief Technology Officer	2016	300,000	220,000	1,398,079	28,212	7,400	1,953,691
	2015	239,000	180,000	215,520	126,426	5,300	766,246

(1)

Bonuses earned for a fiscal year are paid in the subsequent fiscal year, generally within the first two months (e.g. the bonuses earned for 2017 were paid in February 2018). The amounts disclosed in the Bonus column relate to amounts paid under our Annual Incentive Program. In addition, with respect to Mr. Crager, $231,750, $182,216 and $322,249 was earned for 2017, 2016 and 2015, respectively as a result of his participation in a short-term incentive compensation program pursuant to which eligible participants may receive awards from a pool amount determined based on Envestnet’s gross sales. A portion of his short-term incentive compensation was paid in the year following the year for which it was earned.  For more information, see “Executive Compensation – 2017 Components of Executive Compensation – Short-term incentive compensation” above.

(2)

Amounts disclosed in the Equity Awards column relate to grants of restricted stock units and stock options in the identified year. With respect to each equity grant, the amounts disclosed reflect the full grant date fair value in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. Our assumptions with regard to determining the 2017 stock option values are set forth in note 2 to the 2017 Grants of Plan Based Awards table.

(3)

For Mr. Bergman, the amounts disclosed reflect a parking and car allowance of $10,860 and matching contributions to his 401(k) account of $8,100 in 2017, $5,300 in 2016 and $5,300 in 2015. For Mr. Crager, the amounts disclosed reflect matching contributions to his 401(k) account of $8,100 in 2017, $5,300 in 2016 and $5,300 in 2015. For Mr. D’Arrigo, the amounts disclosed reflect a parking allowance of $660, matching contributions to his 401(k) account of $8,100 in 2017, $5,300 in 2016 and $5,300 in 2015. For Messrs. Grinis and Arora the amounts disclosed reflect matching contributions to their 401(k) accounts. Beginning in 2016 amounts disclosed include a $9,000 annual expense stipend program which can be spent by each NEO on health related activities such as gym memberships.

2017 Grants of Plan‑Based Awards

The following table contains information concerning grants of plan‑based awards made in 2017 to our NEOs.

		All	All
		Other	Other
		Stock	Option	Exercise	Grant
		Awards:	Awards:	or Base	Date Fair
		Number of	Number of	Price of	Value of
		Shares of	Securities	Option	Stock and
	Grant	Stock or	Underlying	Awards	Option
Name	Date (1)	Units (#)	Options (#)	($/Share)	Awards (3)
Judson Bergman	3/28/2017	34,554	11,518	$31.70	$1,262,488
Anil Arora	3/28/2017	20,000	—	—	634,000
William Crager	3/28/2017	17,200	5,733	31.70	628,426
Peter D’Arrigo	3/28/2017	11,550	3,850	31.70	421,999
Scott Grinis	3/28/2017	6,700	2,233	31.70	244,791

(1)	All restricted stock units and stock option grants were approved by the Compensation Committee and the Board on their respective grant dates.

(2)

The fair value of stock options granted was determined using the Black Scholes model as of the grant date. The model for the March 28, 2017 grant assumes: (i) the stock option would be exercised 6 years after grant date, (ii) expected stock price volatility of 43.82%, (iii) a risk free yield equal to 2.13% and (iv) our dividend yield (0%) would remain constant from grant date to exercise date.

Narrative to 2017 Summary Compensation and 2017 Grants of Plan‑Based Awards

See “—Compensation Discussion and Analysis” above for a more detailed discussion of the compensation plans pursuant to which the amounts listed under the 2017 Summary Compensation table and 2017 Grants of Plan‑Based Awards table were paid or awarded, and the criteria on which such payments were based.

2017 Outstanding Equity Awards at Fiscal Year‑End

The following table lists all outstanding equity awards held by our NEOs as of December 31, 2017:

	Option Awards (1)				Stock Awards (2)

						Market
	Number of	Number of			Number of	Value of
	Securities	Securities			Shares or	Shares or
	Underlying	Underlying			Units of	Units of
	Unexercised	Unexercised	Option	Option	Stock that	Stock That
	Options (#)	Options (#)	Exercise	Expiration	have not	Have Not
Name	Exercisable	Unexercisable	Price ($)	Date	Vested (#)	Yet Vested ($)
Judson Bergman	317,000	—	9.00	7/28/2020	—	—
	10,000	—	12.55	2/28/2021	—	—
	7,951	—	12.45	2/28/2022	—	—
	9,408	—	15.34	2/28/2023	—	—
	20,300	—	41.84	2/28/2024	—	—
	11,600	5,800	53.88	2/27/2025	3,867	192,770
	5,209	3,723	20.51	2/28/2026	3,723	185,592
	12,499	12,501	31.03	5/12/2026	83,334 (3)	4,154,200
	—	11,518	31.70	3/28/2027	34,554	1,722,517
Anil Arora	11,665	8,335	32.46	12/7/2025	33,336	1,661,800
	—	—	—	—	20,000	997,000
William Crager	12,000	—	7.15	5/15/2019	—	—
	164,000	—	9.00	7/28/2020	—	—
	25,000	—	12.55	2/28/2021	—	—
	13,594	—	12.45	2/28/2022	—	—
	13,500	—	15.34	2/28/2023	—	—
	14,100	—	41.84	2/28/2024	—	—
	7,600	3,800	53.88	2/27/2025	2,534	126,320
	3,412	2,440	20.51	2/28/2026	2,440	121,634
	—	—	—	5/12/2026	33,334 (3)	1,661,700
	—	5,733	31.70	3/28/2027	17,200	857,420
Peter D'Arrigo	86,000	—	9.00	7/28/2020	—	—
	10,000	—	12.55	2/28/2021	—	—
	10,195	—	12.45	2/28/2022	—	—
	8,000	—	15.34	2/28/2023	—	—
	10,600	—	41.84	2/28/2024	—	—
	5,500	2,750	53.88	2/27/2025	1,834	91,425
	2,470	1,765	20.51	2/28/2026	1,765	87,985
	—	—	—	5/12/2026	20,000 (3)	997,000
	—	3,850	31.70	3/28/2027	11,550	575,768
Scott Grinis	56,000	—	9.00	7/28/2020	—	—
	10,000	—	12.55	2/28/2021	—	—
	10,195	—	12.45	2/28/2022	—	—
	8,000	—	15.34	2/28/2023	—	—
	6,200	—	41.84	2/28/2024	1,334	66,500
	4,000	2,000	53.88	2/27/2025	1,349	67,248
	1,885	1,349	20.51	2/28/2026	20,419	1,017,887
	—	2,233	31.70	3/28/2027	6,700	333,995

(1)

Except as otherwise noted, vesting for stock option grants that expire February 28, 2025 occurred on February 28, 2018. Vesting for all other stock options occurs with one third of the grant award vesting on the anniversary of the grant date and one twelfth vesting every quarter thereafter.

(2)

Mr. Bergman’s 3,867 restricted shares vested on February 28, 2018. One-twelfth of his 3,723 restricted shares vested on February 28, 2018 and the remainder vest one-twelfth every quarter thereafter. One-third of his 35,554 restricted shares vested on February 28, 2018 and the remainder vest one twelfth every quarter thereafter. Of Mr. Bergman’s 125,000 original equity plan incentive awards, one-third vested on May 12, 2017, one-third will vest on May 12, 2018, and the remainder will vest on May 12, 2019.

Mr. Crager’s 2,534 restricted shares vested on February 28, 2018. One-fifth of his 2,440 restricted shares vested on February 28, 2018 and one-fifth vest every quarter thereafter. One-third of his 17,200 restricted shares vested on February 28, 2018, and the remainder vest one-twelfth every quarter thereafter. Of Mr. Crager’s 50,000 original equity plan incentive awards, one-third vested on May 12, 2017, one-third will vest on May 12, 2018, and the remainder will vest on May 12, 2019.

One-quarter of Mr. Arora’s 33,336 restricted shares vested on March 7, 2018 with an additional one-quarter vesting every quarter thereafter.

Mr. D’Arrigo’s 1,834 restricted shares vested on February 28, 2018,  one-fifth of his 1,765 restricted shares vested on February 28, 2018 and one-fifth vest every quarter thereafter. One-third of his 11,550 restricted shares vested on February 28, 2018, and the remainder vest one-twelfth every quarter thereafter. Of Mr. D’Arrigo’s 30,000 original equity plan incentive awards, one-third vested on May 12, 2017, one-third will vest on May 12, 2018, and the remainder will vest on May 12, 2019.

Mr. Grinis’ 1,334 restricted shares vested on February 28, 2018, approximately twenty percent of his 1,349 restricted shares vested on February 28, 2018 and approximately twenty percent vest every quarter thereafter. One-seventh of his 20,419 shares vested on March 2, 2018 and one-seventh vest every quarter thereafter. One-third of his 6,700 restricted shares vested on February 28, 2018, and the remainder vest one twelfth every quarter thereafter.

(3)PSU Awards granted to Mr. Bergman, Mr. Crager and Mr. D’Arrigo were subject to a performance goal based on EBITDA during 2016. Such performance goal was met as certified by the Compensation Committee in 2017, and such PSUs became “Banked Units” as of the date of such certification. The Banked Units remained subject to service-based vesting conditions as described in footnote (2).

2017 Option Exercises and Stock Vested

	Option Awards		Stock Awards
	Number of shares	Value realized on	Number of shares	Value realized on
	acquired on exercise	exercise	acquired on vesting	vesting
Name	(#)	($)	(#)	($)
Judson Bergman	110,000	4,471,810	54,942	1,998,361
Anil Arora	—	—	33,332	1,370,362
William Crager	48,852	1,626,928	25,578	940,625
Peter D’Arrigo	180,937	7,613,689	16,503	609,724
Scott Grinis	15,000	477,842	16,217	660,671

Nonqualified Deferred Compensation

On February 9, 2015, the Board adopted the Envestnet, Inc. Executive Deferred Compensation Plan (the “Deferred Compensation Plan”), and the Deferred Compensation Plan became effective March 1, 2015. The Deferred Compensation Plan is an unfunded deferred compensation plan that is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended.

Persons eligible to participate in the Deferred Benefit Plan are called “Participants.”

Under the Deferred Compensation Plan, Participants have the opportunity to elect to defer receipt of up to 90% of their base salary and bonus. Under the Deferred Compensation Plan, Participants have the right to elect to receive distributions on a specified payment date in the future, or in a lump sum or annual installment payments following the termination of employment. Certain revisions to the distribution election may be made if done in accordance with the Deferred Compensation Plan.

Amounts deferred by a Participant under the Deferred Compensation Plan will be credited to a deferral account that will be used to determine the amounts to be paid to the Participant under the Deferred Compensation Plan. Amounts deferred will be credited or debited with a hypothetical rate of return based on the performance of the available measurement funds selected by the Participant among those made available by the Company under the Deferred Compensation Plan. The deferral account represents an unfunded, unsecured promise by the company to pay such amounts in the future, and does not represent ownership of, or any ownership interest in, any particular assets of the Company. Participants will at all times be fully vested in all deferral contributions and earnings thereon.

The following table sets forth information concerning nonqualified deferred compensation of our NEOs who participated in the Deferred Compensation Plan in 2017. The amounts set forth in this table include only contributions made and earnings received during 2017 and do not include contribution and earnings with respect to the 2017 bonus paid in 2018.

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions	Contributions	Withdrawals/	Earnings	Balance
Name	in Last FY (1)	in Last FY	Distributions	in Last FY	at Last FYE
Judson Bergman	$60,000	—	—	$28,412	$226,896
Anil Arora	$76,309	—	—	$24,931	$193,787
Scott Grinis	$386,000	—	—	$60,453	$1,045,616

(1)

The amounts in this column are also included in the Summary Compensation Table as follows: the $60,000 listed for Mr. Bergman is included in the Salary column for 2017,  the $76,309 listed for Mr. Arora is included in the Bonus column for 2017, and the $386,000 for Mr. Grinis is included in part in the Salary column for 2017 ($210,000 of the total) and in part in the Bonus column ($176,000 of the total).

The measurement funds available to Participants and the returns earned by those measurement funds in 2017 were:

Return On
Fund Name	Investment
ClearBridge Variable Small Cap Growth Fund (Class 1)	24.26%
Delaware VIP REIT Series (Standard Class)	1.53%
Delaware VIP Small Cap Value Series (Standard Class)	12.05%
Delaware VIP Value Series (Standard Class)	13.80%
Fidelity VIP Freedom 2020 SM (Service Class)	16.47%
Fidelity VIP Freedom 2030 SM (Service Class)	20.82%
Fidelity VIP Freedom 2040 SM (Service Class)	23.42%
Fidelity VIP Freedom 2050 SM (Service Class)	23.46%
Fidelity VIP Investment Grade Bond Portfolio (Service Class)	4.16%
Fidelity VIP Overseas Portfolio (Service Class)	30.10%
Lincoln VIP Money Market Fund (Standard Class)	17.75%
LVIP Delaware Special Opportunities Fund (Standard Class)	6.77%
LVIP J.P. Morgan High Yield Fund (Standard Class)	0.41%
LVIP S&P 500 Index Fund (Standard Class)	21.57%
PIMCO VIT Commodity Real Return Strategy Portfolio-AdminCls	4.92%
PIMCO VIT Total Return (Administrative Class)	2.15%

Potential Payments Upon Termination of Change of Control

Employment Agreements. Each of the NEOs is a party to an individual employment agreement with the Company (the “Employment Agreements”). With the exception of Mr. Arora’s Employment Agreement, the Employment Agreements have a three-year term, with an automatic one-year renewal unless either party provides advance written notice of non-renewal. Subject to the signing of a release and compliance with the terms of the Employment Agreements, in the event of a termination of the executive’s employment either without cause or for good reason, the executive will be entitled to (i) “Severance Pay” equal to two (2) multiplied by the sum of his (a) base salary plus (b) an amount equal to the average of his most recent two annual bonuses (paid in equal installments on regular payment dates over two (2) years), (ii) a “Pro-Rata Bonus for Year of Termination” equal to the average of his most recent two annual bonuses multiplied by a fraction, the numerator of which equals the number of days during the calendar year prior to the termination date and the denominator of which equals 365 (paid on the sixty-day anniversary of the termination date), and (iii) a “Health Care Continuation” lump sum cash payment equal to the applicable percentage of the monthly COBRA coverage in connection with his termination multiplied by eighteen months (with the applicable percentage equal to the percentage of the executive’s health care premium costs covered by the Company as of the termination date) (paid on the sixty-day anniversary of the termination date). Mr. Arora’s Employment Agreement does not have a term and upon termination without cause or for good reason, and subject to the signing of a release, Mr. Arora will be entitled to (i) “Severance Pay” equal to (a) twelve months of his base salary plus (b) the average of the annual cash bonus amounts paid in relation to the two years prior to the year in which termination occurs, and (ii) a “Health Care Continuation” payment equal to twelve months of the monthly COBRA premium cost applicable to Mr. Arora and his dependents (paid on the sixty-day anniversary of the termination date).

Under the terms of the Employment Agreements (with the exception of Mr. Arora’s and Mr. Grinis’s Employment Agreements), the executive is subject to an ongoing confidentiality obligation, a 24-month non-competition covenant, a 24-month non-solicitation of employees of the Company covenant (including former employees or consultants within the 12-month period prior to the executive’s termination date), and a 24-month non-solicitation of customers of the Company covenant (including prospective customers within the 12-month period prior to the executive’s termination date). Mr. Arora is not subject to restrictive covenant provisions pursuant to his Employment Agreement. The restrictive covenant provisions of the Grinis Employment Agreement have been adapted to comply with local California law and include an ongoing confidentiality obligation, ongoing restrictions on the use of certain Company confidential information (including methods of doing business, business plans, customer contact and relationship information and other valuable proprietary information concerning the Company and its affiliates), and a 24-month non-solicitation of employees of the Company covenant (including former employees or consultants within the 12-month period prior to Mr. Grinis’s termination date).

In the event that any payments made contingent upon a change in control of the Company would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code (with the exception of Mr. Arora’s Employment Agreement), then the amount of payments pursuant to the Employment Agreement would be reduced to the maximum amount that will cause the total amounts of the payment not to be subject to the excise tax, but only if the amount of such payments, after such reduction and after payment of all applicable taxes on the reduced amount, is equal to or greater than the amount of such payments the executive would otherwise be entitled to retain without such a reduction after the payment of all applicable taxes, including the excise tax. The Company also reserves the right to adopt a policy regarding recoupment of excess compensation applicable to its executives, including the executives. Such a policy would control over any inconsistent provision of the Employment Agreement and be binding on the executives.

Equity Incentive Plans. We currently maintain equity‑based incentive plans—the 2004 Stock Incentive Plan, the 2010 Long‑Term Incentive Plan and the Envestnet, Inc. Management Incentive Plan for Envestnet | Tamarac Management Employees (MIP) and the Envestnet, Inc. 2015 Acquisition Equity Award Plan. No new awards are being made under the 2004 Stock Incentive Plan, the Envestnet, Inc. 2015 Acquisition Equity Award Plan or the MIP. We established the 2010 Long‑Term Incentive Plan to (i) attract and retain key employees and other persons providing services to us and our related companies; (ii) motivate plan participants by means of appropriate incentive to achieve long‑range goals; (iii) provide incentive compensation opportunities that are competitive with those of other similar corporations; and (iv) further align plan participants’ interests with those of our shareholders. Under the 2010 Long‑Term Incentive Plan, we may issue stock options, stock appreciation rights, restricted stock, restricted stock units and other full value awards, as well as cash incentive awards.

In the event that (a) a Participant’s employment or service, as applicable, is terminated by us, our successor or one of our related companies that is the Participant’s employer for reasons other than cause (as defined in the 2010 Long‑Term Incentive Plan) within 24 months following a change in control (as defined in the 2010 Long‑Term Incentive Plan) or (b) the 2010 Long‑Term Incentive Plan is terminated by us or our successor following a change in control without provision for the continuation of outstanding awards under the 2010 Long‑Term Incentive Plan, all stock options and related awards which have not otherwise expired will become immediately exercisable and all other awards will become fully vested provided that the extent to which any award becomes vested based on the satisfaction of applicable performance goals or targets on or after a change in control, the Compensation Committee may make such determination either based on the determination of the satisfaction of the applicable performance goal based on actual performance through the date of such change in control or based on assumed performance at the target level through the date of such change in control. Awards outstanding under the 2004 Stock Incentive Plan will become fully vested and exercisable and all forfeiture restrictions on the awards will lapse if a change in control (as defined in the 2004 Stock Incentive Plan) occurs and the Participant’s awards are not converted, assumed or replaced, by awards of the surviving or successor entity or one of its affiliates.

Under our equity compensation plans, outstanding and unvested stock options may become fully vested and exercisable, and outstanding and unvested restricted stock units may become fully vested and be distributed upon a participant’s death, disability, or involuntary termination as determined by the Compensation Committee in its discretion. These provisions apply to all employees who participate in the Company’s equity plans. The outstanding equity awards held by the NEOs as of December 31, 2017 are described above under “2017 Outstanding Equity Awards at Fiscal Year‑End.”

With respect to the PSU Awards for Messrs. Bergman, Crager and D’Arrigo granted in 2016, except as otherwise provided below, any portion of the PSU Award that is not vested upon the executive’s termination of employment will be forfeited. If the executive’s employment is terminated without “cause”, for “good reason”, or upon death or “permanent disability”, and subject to the execution of a release, the executive shall become vested in all of the Banked Units on the applicable distribution dates. In the event of a change in control, the applicable performance measures for the PSU Awards will be determined as if target performance had been satisfied but subject to continued service vesting; provided, that the Compensation Committee may decide to accelerate vesting at the time of such change in control.

Transferability. Awards under the 2010 Long‑Term Incentive Plan are not transferable except as designated by the Participant by will or by laws of descent and distribution or, to the extent provided by the Committee, pursuant to a qualified domestic relations order or to or for the benefit of the Participant’s family (including, without limitation, to a trust or partnership for the benefit of a Participant’s family).

Withholding. All awards and other payments under the 2010 Long‑Term Incentive Plan are subject to withholding of all applicable taxes. With the consent of the Committee, withholding obligations may be satisfied with previously‑owned shares of common stock or shares of common stock to which the Participant is otherwise entitled under the 2010 Long‑Term Incentive Plan. The amount withheld in the form of such shares may not exceed the maximum individual tax rate for the Participant in applicable jurisdictions for such Participant (based on the applicable rates of the relevant tax authorities (for example, federal, state and local)), including the Participant’s share of payroll or similar taxes, as provided in law, regulations, or the authority’s administrative practices, not to exceed the highest statutory rate in that jurisdiction, even if that rate exceeds the highest rate that may be applicable to the specific Participant.

Amendment and Termination. The Board may, at any time, amend or terminate the 2010 Long‑Term Incentive Plan, and the Board or the Compensation Committee may amend any award, provided that no amendment or termination may adversely affect the rights of any Participant without the Participant’s written consent. Adjustments to the 2010 Long‑Term Incentive Plan and awards on account of business transactions are not subject to the foregoing prohibition. The provisions of the 2010 Long‑Term Incentive Plan that prohibit repricing of stock options and stock appreciation rights cannot be amended unless the amendment is approved by our shareholders. The 2010 Long‑Term Incentive Plan also permits the Board to amend the 2010 Long‑Term Incentive Plan and any awards that are subject to Section 409A of the Internal Revenue Code (relating to nonqualified deferred compensation) as it deems necessary to conform to Section 409A.

Potential Payments on Termination or Change of Control

The following tables quantify the potential payments upon termination that our NEOs would receive assuming that the relevant termination event had occurred on December 31, 2017. The last table quantifies potential payments upon an involuntary termination without cause and a change of control that our executive officers would receive assuming that both the termination without cause and change in control had occurred on December 31, 2017.

Termination Due to Death or Disability

			Health Care	Unvested Stock
	Severance Pay	Pro-Rata Bonus	Continuation	Options	Unvested RSUs	Unvested PSUs	Total
Name	($)	($)	($)	($)	($)	($)	($)
Judson Bergman	—	390,000	—	235,269	—	4,154,200	4,779,469
William Crager	—	372,233	—	—	—	1,661,700	2,033,933
Anil Arora	—	378,271	—	144,946	1,661,800	—	2,185,016
Peter D’Arrigo	—	268,500	—	—	—	997,000	1,265,500
Scott Grinis	—	200,000	—	—	1,017,887	—	1,217,887

There is no severance or health care continuation payable to any of the NEOs as a result of a termination due to death or disability. The pro-rata bonus is calculated as the average bonus for the executive officer paid with respect to the two calendar years preceding the date of termination multiplied by a fraction, the numerator of which equals the number of day so the year worked prior to the termination and the denominator of which equals 365. Because the assumed termination date is the last day of the year, the pro-rata bonus amounts listed above equal the average bonus paid for FY 2015 and 2014 for the applicable executive officers. For Mr. Arora, the bonus amount listed is equal to the average bonus for the executive officer paid with respect to the two calendar years preceding the date of termination without multiplication by the pro-rata fraction. The unvested equity awards held by the NEOs that were granted in 2016 in consideration for the execution of employment agreements and for retention purposes would vest on a termination due to death or permanent disability. Additionally, the unvested equity awards granted to Mr. Arora for retention purposes following the acquisition of Yodlee, Inc. and the unvested restricted stock awards granted to Mr. Arora pursuant to the Envestnet, Inc. 2015 Acquisition Equity Plan held would become vested on a termination due to death or permanent disability. All other equity awards held by the NEOs would be forfeited on termination. The value of the equity awards for the table above and the following tables was calculated using a stock price per share of $49.85, which is equal to the closing price of one share on the last trading day of the year on December 29, 2017.

Termination Without Cause or for Good Reason

			Health Care	Unvested Stock
	Severance Pay	Pro-Rata Bonus	Continuation	Options	Unvested RSUs	Unvested PSUs	Total
Name	($)	($)	($)	($)	($)	($)	($)
Judson Bergman	1,980,000	390,000	23,313	235,269	—	4,154,200	6,782,782
William Crager	1,494,466	372,233	23,313	—	—	1,661,700	3,551,712
Anil Arora	437,750	378,271	19,873	144,946	1,661,800	—	2,642,639
Peter D’Arrigo	1,187,000	268,500	26,551	—	—	997,000	2,479,051
Scott Grinis	1,000,000	200,000	26,551	—	1,017,887	—	2,244,438

Subject to the signing of a release and compliance with the terms of the Employment Agreements, in the event of a termination of the executive’s employment either without cause or for good reason, the executive will be entitled to (i) “Severance Pay” equal to two (2) multiplied by the sum of his (a) base salary plus (b) an amount equal to the average of his most recent two annual bonuses (paid in equal installments on regular payment dates over two (2) years), (ii) a “Pro-Rata Bonus for Year of Termination” equal to the average of his most recent two annual bonuses multiplied by a fraction, the numerator of which equals the number of days during the calendar year prior to the termination date and the denominator of which equals 365 (paid on the sixty-day anniversary of the termination date), and (iii) a “Health Care Continuation” lump sum cash payment equal to the applicable percentage of the monthly COBRA coverage in connection with his termination multiplied by eighteen months (with the applicable percentage equal to the percentage of the executive’s health care premium costs covered by the company as of the termination date) (paid on the sixty-day anniversary of the termination date). Mr. Arora’s Employment Agreement does not have a term and upon termination without cause or for good reason, and subject to the signing of a release, Mr. Arora will be entitled to (i) “Severance Pay” equal to (a) twelve months of his base salary plus (b) the average of the annual cash bonus amounts paid in relation to the two years prior to the year in which termination occurs, and (ii) a “Health Care Continuation” payment equal to twelve months of the monthly COBRA premium cost applicable to Mr. Arora and his dependents (paid on the sixty-day anniversary of the termination date). The Health Care Continuation amounts were determined for each executive using a monthly COBRA premium based on the actual elections made by the individual executive.

The unvested equity awards held by the NEOs that were granted in 2016 in consideration for the execution of employment agreements and for retention purposes would vest on a termination due without cause or for good reason. Additionally, the unvested equity awards granted to Mr. Arora as for retention purposes following the acquisition of Yodlee, Inc. and the unvested restricted stock awards granted pursuant to the Envestnet, Inc. 2015 Acquisition Equity Plan held by Mr. Arora would become vested on a termination without cause or for good reason. All other equity awards held by the NEOs would be forfeited on such termination (unless such termination were within twenty-four months following a change in control as described below).

Termination Following Change of Control

			Health Care	Unvested Stock
	Severance Pay	Pro-Rata Bonus	Continuation	Options	Unvested RSUs	Unvested PSUs	Total
Name	($)	($)	($)	($)	($)	($)	($)
Judson Bergman	1,980,000	390,000	23,313	553,553	2,100,878	4,154,200	9,201,945
William Crager	1,494,466	372,233	23,313	175,644	1,105,374	1,661,700	4,832,729
Anil Arora	437,750	378,271	19,873	144,946	2,658,800	—	3,639,639
Peter D’Arrigo	1,187,000	268,500	26,551	121,663	755,178	997,000	3,355,891
Scott Grinis	1,000,000	200,000	26,551	80,109	1,485,630	—	2,792,289

The severance amounts payable for a termination without cause or for good reason following a change in control would be the same for all NEOs as a termination without cause or for good reason described above. All outstanding unvested equity awards held by the NEOs would become vested for a termination without cause within twenty-four months following a change in control (but not all equity would become vested on a termination for good reason as that would only apply to certain equity awards as described in the previous table for a termination with good reason).

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management and, based on such review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

The foregoing report has been approved by the following members of the Compensation Committee.

ame
James Fox, Chairperson Ross Chapin Gayle Crowell

Pay Ratio Disclosure

We are committed to providing a comprehensive total rewards program to attract, retain, and reward highly qualified, diverse and productive employees. The total rewards program emphasizes alignment of employee efforts to support our corporate strategies. The components of the program include compensation, benefits, learning and development opportunities and recognition of employee performance. We strive to remain externally competitive in relevant labor markets while maintaining internal equity and rewarding performance. As of December 31, 2017, we had 3,630 employees, including employees in operations, research and development, engineering and systems, executive and corporate functions, sales and marketing and investment management and research. Of these 3,630 employees, 1,269 were located in the United States, 2,345 were located in India and 16 were located in other international locations.

We identified the median employee by examining the base salary as of December 31, 2017 for all employees, excluding the CEO, who were employed by us on December 31, 2017. We included all employees, whether employed on a full-time, part-time or seasonal basis. For full-time employees hired in 2017, an annualized salary was used. However, compensation for part-time employees was not annualized. We did not make any other assumptions, adjustments or estimates with respect to base salaries other than converting all base salaries to US dollars on the determination date. After identifying the median employee, the median employee’s total annual compensation was calculated in accordance with the requirements of the Summary Compensation Table.

Based on the methodology described above, we estimated that the 2017 annual total compensation of our median employee, who was located in India, was $21,649. The 2017 annual total compensation of Mr. Bergman, our Chief Executive Officer ("CEO") was $2,488,553. As a result, we estimate the ratio of the annual total compensation of our CEO to our median employee was 115 to 1.

The SEC's rules requiring pay ratio disclosure allow companies to exercise a significant amount of flexibility in making a determination as to who is the median employee and does not mandate that each public company use the same method. In addition, our compensation philosophy means fair pay based on a person's role in the company, a subjective determination of the market value of that person's job and that person's performance in that position. As a result, the annual total compensation of our median employee is unique to that person and is not a good indicator of the annual total compensation of any of our other employees and is not comparable to the annual total compensation of employees at other companies. Similarly, we would not expect that the ratio of the annual total compensation of our CEO to our median employee to be a number that can be compared to the ratio determined by other companies in any meaningful fashion.

PROPOSAL NO. 2: ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with the rules of the Securities and Exchange Commission, we are asking our shareholders to vote to approve, on an advisory (nonbinding) basis, the compensation of our NEOs as disclosed in this proxy statement.

Envestnet believes compensation should be transparent, understandable and effectively communicated, consistent with our risk profile and reflect good governance practices. Our executive compensation program is designed to attract and retain skilled executives and to be fiscally responsible to our shareholders. Envestnet offers an attractive compensation program and seeks to pay executives for company and individual performance, align the pay of executives with shareholders’ interests and long-term value creation and award executives for their achievement of goals set for that performance year or period. The Compensation Committee regularly reviews the compensation programs for our NEOs to ensure that they are achieving the desired goals it sets. Please read the “Compensation Discussion and Analysis” discussion for additional details about our executive compensation programs, including information about the fiscal year 2017 compensation of our NEOs.

We believe that our executive compensation programs are structured in the best manner possible to support the Company and our business objectives. We are asking our shareholders to indicate their support for our NEO compensation as described on pages 23-44 of this proxy statement, which include the “Compensation Discussion and Analysis” section and the compensation tables and related narrative disclosure. This proposal, commonly known as a “say‑on‑pay” proposal, gives our shareholders the opportunity to express their views on our NEOs’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this proxy statement. Accordingly, we will ask our shareholders to vote “FOR” the following resolution at the Annual Meeting:

“Resolved, that the shareholders approve the compensation of the NEOs, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, the compensation tables and related narrative discussion.”

The say‑on‑pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or the Board. However, the Board and the Compensation Committee value the opinions of our shareholders and will review the voting results carefully.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF EXECUTIVE COMPENSATION.

AUDIT COMMITTEE REPORT

The Audit Committee consists of four members of the Board. Each Audit Committee member is independent, within the meaning of the NYSE listing standards, of Envestnet and its management and has been determined by the Board to be financially literate, as contemplated by the NYSE listing standards. In addition, the Board has determined that Messrs. Smith, Chapin, Fox and Johnson are each audit committee financial experts within the meaning of the rules of the SEC.

The Audit Committee operates under a written charter approved by the Board, a copy of which is available on our website. As more fully described in the charter, the primary purpose of the Audit Committee is to assist the Board in its oversight of the integrity of our financial statements and financial reporting process, the system of internal controls, the audit process, the performance of our internal audit process and the performance, qualification and independence of our independent auditors, KPMG LLP (“KPMG”).

Our management prepares our consolidated financial statements in accordance with U.S. GAAP and is responsible for the financial reporting process that generates these statements. The Audit Committee has reviewed and discussed our audited financial statements with management. Management is also responsible for establishing and maintaining adequate internal control over financial reporting and for performing an assessment of the effectiveness of internal control. KPMG is responsible for auditing those financial statements and expressing an opinion as to their conformity with generally accepted accounting principles, and annually attesting to the effectiveness of our internal control over financial reporting. The Audit Committee, on behalf of the Board, monitors and reviews these processes, acting in an oversight capacity relying on the information provided to it and on the representations made to it by our management, KPMG and other advisors.

The Audit Committee held seven meetings in 2017. Audit Committee meetings are usually held in conjunction with the regularly scheduled meetings of the Board. At least quarterly, the Audit Committee met with management, KPMG (see “Proposal No. 3: Ratification of Appointment of Independent Auditors”), the Chief Financial Officer, the Chief Accounting Officer and the General Counsel to review, among other matters, the overall scope and plans for the independent audit, and the results of such audit; critical accounting estimates and policies; compliance with our conflict of interest and Code of Business Conduct and Ethics policies.

At least quarterly in 2017, the Audit Committee met in executive session (i.e., without management present) with representatives of KPMG to discuss the results of their work.

In connection with its audit of our financial statements for the year ended December 31, 2017, KPMG presented to and reviewed with the Audit Committee the matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard No. 16. The Audit Committee has also discussed with KPMG their independence from Envestnet, including a review of audit and non‑audit fees, and has reviewed in that context the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding independent accountant’s communications with the Audit Committee concerning independence.

Based on the review and discussions referred to above, and in reliance on the information, opinions, reports or statements presented to the Audit Committee by our management and KPMG, the Audit Committee recommended to the Board that the December 31, 2017 audited consolidated financial statements be included in Envestnet’s Annual Report on Form 10‑K.

The foregoing report has been approved by all members of the Audit Committee.

Gregory Smith, Chairperson Ross Chapin James Fox James Johnson

PROPOSAL NO. 3: RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

Typically, the appointment of independent auditors is approved annually by the Audit Committee and ratified by our shareholders. The Audit Committee reviews both the audit scope and estimated fees for professional services for the coming year. The Audit Committee has appointed, subject to ratification by our shareholders, KPMG as our independent auditor for the year ending December 31, 2018.

Our audited financial statements for the year ended December 31, 2017, will be presented at the Annual Meeting. Representatives of KPMG will attend the Annual Meeting and will have an opportunity to make a statement if they wish. They will also be available to answer appropriate questions at the meeting.

Independent Auditor Fee Information

The following table sets forth the approximate aggregate fees for professional services rendered by KPMG for 2016 and 2017:

	2016	2017
Audit fees (1)	$4,904,000	$5,006,709
Audit-related fees (2)	114,000	119,000
Tax fees	—	—
All other fees	—	—
Total	$5,018,000	$5,125,709

(1)	Audit fees include:

*the audits of our consolidated financial statements and internal control over financial reporting (including audit work performed over acquisitions);

*reviews of quarterly consolidated financial statements;

*the statutory audit of one of our subsidiaries;

(2)	Audit‑related fees include:

*services to issue SOC1 reports (Service Organization Controls Reports).

Pre‑Approval Policy of Audit and Non‑Audit Services

The Audit Committee pre‑approved all of the services associated with the fees described above. The Audit Committee has adopted policies and procedures for the pre‑approval of all audit and permissible non‑audit services provided by our independent auditor. The Audit Committee provides a general pre‑approval of certain audit and non‑audit services on an annual basis. The types of services that may be covered by a general pre‑approval include other audit services, audit‑related services and permissible non‑audit services. If a type of service is not covered by the Audit Committee’s general pre‑approval, the Audit Committee must review the service on a specific case by case basis and pre‑approve it if such service is to be provided by the independent auditor. Annual audit services, engagement terms and fees require specific pre‑approval of the Audit Committee. Any proposed services exceeding the pre‑approved fees also require specific pre‑approval by the Audit Committee. For both types of pre‑approval, the Audit Committee will consider whether such services are consistent with the SEC’s rules on auditor independence. The Audit Committee may delegate either type of pre‑approval authority to one or more of its members.

THE BOARD OF DIRECTORS AND THE AUDIT COMMITTEE RECOMMEND RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT AUDITORS.

SHAREHOLDER PROPOSALS FOR 2019 ANNUAL MEETING

How do I submit a proposal for inclusion in next year’s proxy material?

If you wish to submit a proposal to be considered for inclusion in the proxy material for the next annual meeting, please send it to the Corporate Secretary, Envestnet, Inc., 35 East Wacker Drive, Suite 2400, Chicago, Illinois, 60601. Under the rules of the SEC, proposals must be received no later than December 12, 2018 and otherwise comply with the requirements of the SEC to be eligible for inclusion in Envestnet’s 2019 Annual Meeting proxy statement and form of proxy.

How do I submit a proposal or make a nomination at an annual meeting?

A  shareholder proposal not included in our proxy statement for the 2019 Annual Meeting of Shareholders will be ineligible for presentation at the 2019 Annual Meeting of Shareholders unless the shareholder gives timely notice of the proposal in writing to our secretary at our principal executive offices. Under our by‑laws, in order for a matter to be deemed properly presented by a shareholder, timely notice must be delivered to, or mailed and received by, us not less than 90 nor more than 120 days prior to the next annual meeting of shareholders; provided, however, that in the event that if we did not hold an annual meeting in the prior year or if the date of the annual meeting is more than 30 days before or after the anniversary date of the prior year’s annual meeting, we must receive the shareholder’s notice by the close of business on the later of 90 days prior to the annual meeting and the 10th day after the day we provided such public disclosure of the meeting date. The notice must set forth, as to each proposed matter, the following: (a) a brief description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend our by‑laws, the language of the proposed amendment), and reasons for conducting such business at the meeting; (b) the name and record address of the shareholder proposing such business and the beneficial owner, if any, on whose behalf the proposal is made; (c) the number of shares of our common stock that are owned beneficially and of record by the shareholder and beneficial owner; (d) any material interest of the shareholder in such business; and (e) any other information that is required to be provided by such shareholder pursuant to proxy proposal submission rules of the SEC.

OTHER MATTERS

The Board of Envestnet does not know of any matters which may be presented at the Annual Meeting other than those specifically set forth in the Notice of Annual Meeting. If any other matters come before the meeting or any adjournment thereof, the persons named in the accompanying form of proxy and acting thereunder will vote in accordance with their best judgment with respect to such matters.

By Order of the Board of Directors,

Shelly O’Brien

Corporate Secretary

APPENDIX A

DEFINITIONS AND RECONCILIATIONS OF GAAP AND NON-GAAP FINANCIAL MEASURES

In addition to reporting results according to U.S. GAAP, we also disclose certain non-GAAP financial measures to enhance the understanding of our operating performance. Those measures include “adjusted EBITDA” and “adjusted net income per share”.

“Adjusted EBITDA” represents net income (loss) before deferred revenue fair value adjustment, interest income, interest expense, accretion on contingent consideration, income tax provision (benefit), depreciation and amortization, non‑cash compensation expense, restructuring charges and transaction costs, severance, fair market value adjustment on contingent consideration, litigation related expense, foreign currency and related hedging activity, other (income) expense, non-income tax expense adjustment, impairment of equity method investment, loss allocation from equity method investment and loss attributable to non‑controlling interest.

“Adjusted net income” represents net income (loss) before deferred revenue fair value adjustment, non‑cash interest expense, non‑cash compensation expense, accretion on contingent consideration, restructuring charges and transaction costs, severance, fair‑market value adjustment on contingent consideration, amortization of acquired intangibles, litigation related expense, foreign currency and related hedging activity, other (income) expense, non-income tax expense adjustment, impairment of equity method investment, loss allocation from equity method investment and loss attributable to non‑controlling interest. Reconciling items are presented gross of tax, and a normalized tax rate is applied to the total of all reconciling items to arrive at adjusted net income. The reconciling items, and resulting adjusted net income, are presented on a different basis than historically shown to eliminate the impact of quarterly volatility of the GAAP tax provision (benefit) on the Company’s adjusted earnings figures.

“Adjusted net income per share” represents adjusted net income attributable to common shareholders divided by the diluted number of weighted‑average shares outstanding.

Our Board of Directors and our management use adjusted EBITDA and adjusted net income per share:

•	As measures of operating performance;
•	For planning purposes, including the preparation of annual budgets;
•	To allocate resources to enhance the financial performance of our business;
•	To evaluate the effectiveness of our business strategies; and
•	In communications with our Board of Directors concerning our financial performance.

Our Compensation Committee, Board of Directors and our management may also consider adjusted EBITDA, among other factors, when determining management’s incentive compensation.

We also present adjusted EBITDA and adjusted net income per share as supplemental performance measures because we believe that they provide our Board of Directors, management and investors with additional information to assess our performance.  Adjusted EBITDA provide comparisons from period to period by excluding potential differences caused by variations in the age and book depreciation of fixed assets affecting relative depreciation expense and amortization of internally developed software, amortization of acquired intangible assets, litigation‑related expense, foreign currency and related hedging activity, income tax provision (benefit), restructuring charges and transaction costs, accretion on contingent consideration, fair market value adjustments on contingent consideration, non-income tax expense, other (income) expense, severance, impairment of equity method investment, loss allocation from equity method investment, loss attributable to non‑controlling interest, and changes in interest expense and interest income that are influenced by capital structure decisions and capital market conditions. Our management also believes it is useful to exclude non‑cash stock‑based compensation expense from adjusted EBITDA and adjusted net income because non‑cash equity grants made at a certain price and point in time do not necessarily reflect how our business is performing at any particular time.

We believe adjusted EBITDA and adjusted net income per share are useful to investors in evaluating our operating performance because securities analysts use adjusted EBITDA and adjusted net income per share as supplemental measures to evaluate the overall performance of companies, and we anticipate that our investor and analyst presentations will include adjusted EBITDA and and adjusted net income per share.

Adjusted EBITDA and adjusted net income per share are not measurements of our financial performance under U.S. GAAP and should not be considered as an alternative to revenues, net income, operating income or any other performance measures derived in accordance with U.S. GAAP, or as an alternative to cash flows from operating activities as a measure of our profitability or liquidity.

We understand that, although adjusted EBITDA and adjusted net income per share are frequently used by securities analysts and others in their evaluation of companies, these measures have limitations as an analytical tool, and you should not consider them in isolation, or as a substitute for an analysis of our results as reported under U.S. GAAP. In particular you should consider:

•	Adjusted EBITDA and adjusted net income per share do not reflect our cash expenditures, or future requirements for capital expenditures or contractual commitments;
•	Adjusted EBITDA and adjusted net income per share do not reflect changes in, or cash requirements for, our working capital needs;
•	Adjusted EBITDA and adjusted net income per share do not reflect non‑cash components of employee compensation;
•

Although depreciation and amortization are non‑cash charges, the assets being depreciated and amortized often will have to be replaced in the future, and adjusted EBITDA does not reflect any cash requirements for such replacements;

•

Due to either net losses before income tax expenses or the use of federal and state net operating loss carryforwards in 2017, 2016 and 2015, we had cash income tax payments, net of refunds, of $3,261, $1,114, and $1,700 in the years ended December 31, 2017, 2016 and 2015, respectively. Income tax payments will be higher if we continue to generate taxable income and our existing net operating loss carryforwards for federal and state income taxes have been fully utilized or have expired; and

•	Other companies in our industry may calculate adjusted EBITDA and adjusted net income per share differently than we do, limiting their usefulness as a comparative measure.

Management compensates for the inherent limitations associated with using adjusted EBITDA and adjusted net income per share through disclosure of such limitations, presentation of our financial statements in accordance with U.S. GAAP and reconciliation of adjusted EBITDA and adjusted net income per share to net income and net income per share, the most directly comparable U.S. GAAP measure. Further, our management also reviews U.S. GAAP measures and evaluates individual measures that are not included in some or all of our non‑U.S. GAAP financial measures, such as our level of capital expenditures and interest income, among other measures.

The following table sets forth the reconciliation of net income (loss) to adjusted EBITDA based on our historical results:

	Years ended December 31
(in millions)	2012	2013	2014	2015	2016	2017
Net income (loss)	$0.47	$3.66	$13.98	$4.44	$(55.57)	$(3.28)
Deferred revenue fair value adjustment	1.25	0.16	-	0.32	1.27	0.13
Interest income	(0.03)	(0.02)	(0.14)	(0.34)	(0.04)	(0.20)
Interest expense	-	-	0.63	10.27	16.60	16.35
Imputed interest expense on contingent consideration	-	0.79	1.47	-	-	-
Accretion on contingent consideration	-	-	-	0.89	0.15	0.51
Fair market value adjustment to contingent consideration	-	0.50	(1.43)	(4.15)	1.59	-
Foreign currency and related hedging activity	-	-	-	-	(0.72)	0.49
Income tax provision	2.60	2.05	8.53	4.55	15.08	1.59
Depreciation and amortization	12.40	15.33	18.65	27.96	64.00	62.82
Impairment on investments	-	-	-	-	-	-
Stock compensation expense	4.04	8.92	11.42	15.16	33.28	31.33
Impairment of customer inducement assets	-	-	-	-	-	-
Other income	-	-	(1.83)	0.07	(1.38)	-
Non-income tax expense adjustment	-	-	-	-	6.23	0.35
Impairment of equity method investment	-	-	-	-	0.73	-
Loss allocation from equity method investment	-	-	-	-	1.42	1.47
Restructuring charges and transaction costs	2.72	3.30	2.67	13.50	5.78	13.67
Contract settlement charges	-	-	-	-	-	-
Re-audit related expenses	-	3.11	-	-	-	-
Severance	0.28	0.79	0.74	1.70	4.34	2.32
Bad debt expense	-	-	-	-	-	-
Customer inducement costs	-	-	-	-	-	-
Pre-tax loss attributable to non-controlling interest	-	-	1.23	1.64	1.08	0.32
Litigation related expense	0.27	0.01	0.02	0.07	5.59	1.03
Adjusted EBITDA	$23.99	$38.59	$55.94	$76.07	$99.44	$128.89

Note: Numbers may not sum due to rounding

The following table sets forth the reconciliation of net income (loss) to adjusted net income and adjusted net income per diluted share based on our historical results:

	Years ended December 31
(in millions except per share amounts)	2012	2013	2014	2015	2016	2017
Net income (loss)	$0.47	$3.66	$13.98	$4.44	$(55.57)	$(3.28)
Income tax provision			8.53	4.55	15.08	1.59
Income (loss) before income tax provision			22.51	8.99	(40.49)	(1.69)

Deferred revenue fair value adjustment	0.75	0.09	-	0.32	1.27	0.13
Non-cash interest expense	-	-	0.33	6.39	8.24	8.99
Imputed interest expense on contingent consideration	-	0.46	-	-	-	-
Accretion on contingent consideration	-	-	1.47	0.89	0.15	0.51
Fair market value adjustment to contingent consideration	-	0.29	(1.43)	(4.15)	1.59	-
Foreign currency and related hedging activity	-	-	-	-	(0.72)	0.49
Stock compensation expense	2.41	5.17	11.42	15.16	33.28	31.33
Impairment of customer inducement assets	-	-	-	-	-	-
Other income	-	-	(1.83)	0.07	(1.38)	-
Non-income tax expense adjustment	-	-	-	-	6.23	0.35
Impairment of equity method investment	-	-	-	-	0.73	-
Loss allocation from equity method investment	-	-	-	-	1.42	1.47
Restructuring charges and transaction costs	1.81	2.25	2.67	13.50	5.78	13.67
Non-recurring tax items	1.12	-	-	-	-	-
Re-audit related expenses	-	1.80	-	-	-	-
Severance	0.17	0.46	0.74	1.70	4.34	2.32
Amortization of acquired intangible assets	3.69	4.90	10.64	17.64	45.52	42.13
Customer inducement costs	-	-	-	-	-	-
Pre-tax loss attributable to non-controlling interest	-	-	1.23	1.64	1.08	0.32
Litigation related expense	0.16	-	0.02	0.07	5.59	1.03
Adjusted net income before income tax effect	10.57	19.09	47.77	62.20	72.63	101.05
Income tax effect			(18.23)	(24.51)	(29.05)	(40.42)
Adjusted net income	$10.57	$19.09	$29.54	$37.70	$43.58	$60.63

Diluted number of weighted-average shares outstanding	33.34	35.67	36.88	38.39	44.58	46.15

Adjusted net income per share - diluted	$0.32	$0.54	$0.80	$0.98	$0.98	$1.31

Note: Numbers may not sum due to rounding. Income tax effect broken out separately beginning in 2014.

ANNUAL MEETING OF SHAREHOLDERS OF ENVESTNET, May 10, 2018 INC. INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page. TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call. Vote online/phone until 11:59 PM EST the day before the meeting. MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible. IN PERSON - You may vote your shares in person by attending the Annual Meeting. GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access. Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. 20233000000000001000 6 051018 2. The approval, on an advisory basis, of 2017 executive compensation. fiscal year ending December 31, 2018. changes to the registered name(s) on the account may not be submitted via Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF PROPOSALS 1, 2 AND 3. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x 1. The election as director of the nominees listed below (except as marked to the contrary below): NOMINEES: FOR ALL NOMINEESO Charles Roame O Gregory Smith WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below) INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: FOR AGAINST ABSTAIN 3. The ratification of KPMG LLP as the independent auditors for the MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that this method. Signature of Shareholder Date: Signature of ShareholderDate: NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement and proxy card are available at www.envestnet.com COMPANY NUMBER ACCOUNT NUMBER PROXY VOTING INSTRUCTIONS

ANNUAL MEETING OF SHAREHOLDERS OF ENVESTNET, INC. May 10, 2018 GO GREEN e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access. NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement and proxy card are available at www.envestnet.com Please sign, date and mail your proxy card in the envelope provided as soon as possible. Please detach along perforated line and mail in the envelope provided. 20233000000000001000 6 051018 2. The approval, on an advisory basis, of 2017 executive compensation. fiscal year ending December 31, 2018. changes to the registered name(s) on the account may not be submitted via Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF PROPOSALS 1, 2 AND 3. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x 1. The election as director of the nominees listed below (except as marked to the contrary below): NOMINEES: FOR ALL NOMINEESO Charles Roame O Gregory Smith WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below) INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: FOR AGAINST ABSTAIN 3. The ratification of KPMG LLP as the independent auditors for the MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that this method. Signature of Shareholder Date: Signature of ShareholderDate:

ENVESTNET, INC. 2018 Annual Meeting of Shareholders The Annual Meeting of Shareholders of Envestnet, Inc. will be held on Thursday, May 10, 2018 at 10:00 a.m. Central Time at 35 East Wacker Drive, Suite 260, Chicago, Illinois. Registration will open at 9:30 a.m. Central Time and the meeting will start promptly at 10:00 a.m. The meeting is expected to last about 30 minutes. IMPORTANT: 1. 2. If you are planning to attend the meeting, please check the box on the proxy on the reverse side. This letter is your admission ticket to the meeting and must be presented to the registration desk on the day of the meeting. - 0 ENVESTNET, INC. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF ENVESTNET, INC. The undersigned shareholder(s) of Envestnet, Inc. (the "Company") hereby appoints Judson Bergman or Peter D'Arrigo, or either of them, with full power of substitution, as attorneys and proxies of the undersigned, with the powers the undersigned would possess if personally present, and with full power of substitution, to vote all shares of common stock of the Company at the Annual Meeting of Shareholders of the Company to be held on Thursday, May 10, 2018, at 10:00 a.m., Central Time, at 35 E. Wacker Drive, Suite 260, Chicago, IL 60601, and at any postponements, continuations or adjournments thereof, upon all subjects that may properly come before the meeting, including the matters described in the Proxy Statement furnished herewith, subject to any directions indicated below. I hereby vote my shares of Envestnet, Inc. common stock as specified on the reverse side of this card. (Continued and to be signed on the reverse side.) 14475 1.1